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                                                                   EXHIBIT 10.14

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                              AMENDED AND RESTATED

                       COLLABORATION AND LICENSE AGREEMENT

            This Amended and Restated Collaboration and License Agreement (the "Agreement") is executed as of the 19 day of November, 2003 and made effective as of the 17 day of December, 2002 (the "Effective Date") between Genentech, Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 ("Genentech"), and Lexicon Genetics Incorporated, a Delaware corporation having its principal place of business at 8800 Technology Forest Place, The Woodlands, TX 77381-1160 ("Lexicon"). The Agreement amends and restates that certain Collaboration and License Agreement between Genentech and Lexicon dated as of December 17, 2002 (the "Original Agreement"). Throughout the Agreement, Genentech and Lexicon are sometimes referred to individually as a "Party" and collectively as "Parties."

                                    RECITALS

            WHEREAS, Genentech is in the business of using human genetic information to discover, develop, manufacture and market pharmaceutical products; and

            WHEREAS, Lexicon possesses certain knowledge and experience in the design, generation, and phenotypic analysis of Knock-Out Mice and ES Cell Lines; and

            WHEREAS, Genentech desires, on the terms and conditions contained herein, for Lexicon to generate Knock-Out Mice and ES Cell Lines for Genentech based on human gene sequences provided by Genentech and then to analyze such Knock-Out Mice and ES Cell Lines, and Lexicon desires, on the terms and conditions, and for the consideration, contained herein, to undertake such activities; and

            NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

Terms defined in this Article 1 and parenthetically elsewhere, including in the introductory paragraph and recitals, will have the same meaning throughout this Agreement, unless otherwise specified. Defined terms are capitalized and may be used in the singular or plural.

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1.1   "ACADEMIC COLLABORATOR" means a principal investigator, employed at a university or other not-for-profit academic research institution that has entered into a material transfer agreement with Genentech pursuant to Section 5.10, who is performing collaborative research with Genentech involving use of a Knock-Out Mouse or Progeny.

1.2 "ACTUAL KNOWLEDGE" of a Party means knowledge or awareness of a fact by any board member or officer of such Party or of an Affiliate of such Party, or any employee or agent of such Party that a board member or officer would reasonably consult with regard to a particular fact, in each case after making reasonable inquiries and investigations.

1.3 "AFFILIATE" of a Party means any person or corporation, joint venture, or other business entity which directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with such Party, as the case may be. For purposes of this definition only, the terms "controls," "controlled," and "control" mean the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise. Notwithstanding the foregoing, F. Hoffmann-La Roche Ltd and its affiliates shall not be considered Affiliates of Genentech for purposes of this Agreement.

1.4 "APPLICABLE LAWS" means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government authority or court of competent jurisdiction.

1.5 "BLA" means a Biologics License Application filed with the FDA in the United States or a corresponding application filed with a governmental authority in any other country, together with all additions, deletions and supplements thereto.

1.6 "CALENDAR QUARTER" means a period of three (3) consecutive calendar months ending on either March 31, June 30, September 30, or December 31.

1.7 "CALENDAR YEAR" means the respective period of a year commencing on January 1 and ending on December 31.

1.8 "COMMERCIALLY REASONABLE EFFORTS" or "commercially reasonable efforts" means those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied to its own high priority research projects or pharmaceutical products by the Party in question. With regard to the creation and generation of Knock-Out Mice for a Project, such efforts shall be deemed to have been exhausted if Lexicon has [**] and (i) [**] or (ii) [**].

1.9 "CONFIDENTIAL INFORMATION" means Lexicon Confidential Information, Project Confidential Information and/or Genentech Confidential Information, as applicable.

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1.10  "CONTRACT SERVICE PROVIDER" means any Third Person that enters into an agreement with Genentech providing for the performance of services for Genentech, on a fee for service basis, relating to the [**].

1.11  "DERIVATIVE PROTEIN" means (i) [**] or (ii) [**].

1.12  "DOLLARS" means United States dollars.

1.13 "EFFECTIVE DATE" has the meaning set forth in the introductory paragraph of the Agreement.

1.14 "ES CELL LINE" means the embryonic stem cell line used to produce a line of Knock-Out Mice containing within their genome the corresponding mutated gene. With regard to ES Cell Lines to be delivered to Genentech pursuant to this Agreement, the term ES Cell Line, with respect to each Project Gene, shall refer to [**].

1.15 "FDA" means the U.S. Food and Drug Administration or corresponding governmental authority in another country.

1.16 "FIELD" means any human or animal healthcare applications including, without limitation, the diagnosis, prevention and treatment of diseases or conditions.

1.17 "FIRST PASS PHENOTYPIC ANALYSIS" means the tests, observations, and analyses listed on Exhibit A that Lexicon will use Commercially Reasonable Efforts to perform, under Section 3.3, on the Knock-Out Mice of each Project.

1.18 "FORCE MAJEURE" means acts of God, strikes, civil disturbances, earthquakes, fires, floods, explosions, riots, war, rebellion, sabotage, acts or failure to act of governmental authority, or any other cause beyond the reasonable control and without negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to promptly remedy such force majeure.

1.19 "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

1.20 "GENENTECH CONFIDENTIAL INFORMATION" means all proprietary discoveries, trade secrets, inventions (whether or not patentable), data, materials and information disclosed or provided by, or on behalf of, Genentech to Lexicon or its designees in connection with this Agreement (including, but not limited to, Genentech Gene Patents and Know-How) other than Project Confidential Information, whether provided prior to, or after, the Effective Date and whether provided orally, electronically, visually, or in writing, except such discoveries, trade secrets, inventions, data, materials or information that Lexicon can demonstrate, through its contemporaneous written records:

      (i) was known to Lexicon or to the public prior to Genentech's disclosure hereunder;

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      (ii)  became known to the public, after Genentech's disclosure hereunder, other than through an unauthorized act of Lexicon or of any person to whom Lexicon disclosed such information;

      (iii) was subsequently disclosed to Lexicon by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

      (iv) was developed by Lexicon without use, and independent, of Genentech Confidential Information.

1.21 "GENENTECH GENE PATENTS AND KNOW HOW" means (i) all Patents which are owned, controlled or licensed by Genentech as of the Effective Date or which are created or acquired by Genentech during the course of this Agreement and which claim a Project Gene, polypeptides encoded by such genes and/or antibodies directed toward such polypeptides and/or methods of treatment employing such genes, polypeptides and/or antibodies (also referred to herein as a "Genentech Gene Patent") and (ii) all Know-How which is owned, controlled or licensed by Genentech as of the Effective Date or which is created or acquired by Genentech during the course of this Agreement which relates to any of the Project Genes (also referred to herein as "Genentech Gene Know-How"); provided that Genentech Gene Patents and Know-How shall not include Project Patents and Know-How. Without limiting the generality of the foregoing, Genentech Gene Know How includes any Genentech Confidential Information regarding Project Genes [**] supplied by Genentech to Lexicon hereunder. Except as expressly set forth herein, Genentech shall have no obligation to transfer Genentech Gene Know-How to Lexicon.

1.22 "GROSS SALES" means, with respect to a Licensed Product, the gross amount invoiced by Genentech, its Affiliates and Product Licensees, as applicable, for sales of such Licensed Product to Third Persons.

1.23 "IND" means an Investigational New Drug Application filed with the FDA in the United States, or a corresponding application filed with a regulatory agency in any other country, together with all additions, deletions, and supplements thereto.

1.24 "KNOCK-OUT MOUSE" means a mouse made by Lexicon pursuant to this Agreement in which Lexicon has interrupted, disrupted, or deleted a specific gene or portion thereof, homologous to a Project Gene, to inactivate the function of such gene in such mouse.

1.25 "KNOW-HOW" means all proprietary information, trade secrets, techniques and data (including Confidential Information) of a Party that are owned, controlled or licensed by such a Party as of the Effective Date or thereafter during the term of this Agreement, including but not limited to, discoveries, formulae, materials, practices, methods, knowledge, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions. Know-How may be

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made prior to the Effective Date or after the Effective Date whether or not during the course of, in furtherance of, and as a direct result of the activities of one or more Parties hereunder. Know-How may be made by employees of Lexicon, solely or jointly with a Third Person, by employees of Genentech, solely or jointly with a Third Person, or jointly by employees of Lexicon and Genentech, alone or together with a Third Person. Know-How does not include Patents.

1.26 "LEXICON CONFIDENTIAL INFORMATION" means all proprietary discoveries, trade secrets, inventions (whether or not patentable), data, materials, and information disclosed or provided by, or on behalf of, Lexicon to Genentech or its designees in connection with this Agreement (including, but not limited to, Lexicon Knock-Out Technology), other than Project Confidential Information, whether provided prior to, or after, the Effective Date and whether provided orally, electronically, visually, or in writing, except such discoveries, trade secrets, inventions, materials, data, or information that Genentech can demonstrate, through its contemporaneous written records:

      (i) was known to Genentech or to the public prior to Lexicon's disclosure hereunder;

      (ii) became known to the public, after Lexicon's disclosure hereunder, other than through an unauthorized act of Genentech or of any person to whom Genentech disclosed such information;

      (iii) was subsequently disclosed to Genentech by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

      (iv) was developed by Genentech without use, and independent, of Lexicon Confidential Information.

1.27  "LEXICON KNOCK-OUT TECHNOLOGY" means all Patents and Know How which are
(i) owned, controlled or licensed by Lexicon as of the Effective Date or created or acquired by Lexicon during the course of this Agreement and (ii) related to a process or method used in the creation or generation of Knock-Out or transgenic mice, including the process for creating Knock-Out Mice and Overexpression Mice. "Lexicon Knock-out Technology" shall also include (A) the Know-How consisting of the Knock-Out Mice and the Overexpression Mice; the Know-How consisting of ES Cell Lines; and the Know-How consisting of biological materials (such as nucleic acid sequences, RNA, DNA, organisms, proteins, polypeptides, plasmids and vectors) used for the creation of such Knock-Out Mice and Overexpression Mice, but not the Know-How related to the biological materials and/or sequence information provided by Genentech to Lexicon or known to Genentech (as evidenced by written records) prior to the Effective Date; and (B) Patents claiming such Know How. "Lexicon Knock-Out Technology" shall not include Patents claiming Know-How to the extent that such Patents claim methods of making or methods of use of Proteins or nucleic acids encoding such Proteins.

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1.28  "LEXICON PRE-EXISTING PATENTS AND KNOW-HOW" means all Patents ("Lexicon
Pre-Existing Patents") and Know-How ("Lexicon Pre-Existing Know-How") which are
(i) owned, controlled or licensed by Lexicon as of the Effective Date, or involve a Project Gene for which Lexicon had already [**] prior to the initial proposal of such Project Gene by Genentech and (ii) related to a Pre-Existing Project, a Project Gene, a Protein Candidate or a Licensed Product, provided in each case that Lexicon Pre-Existing Patents and Know-How shall not include (a) Lexicon Knock-Out Technology, (b) Genentech Gene Patents and Know How, (c) Project Patents and Know How, (d) Restricted Rights Project Patents and Know-How, (e) general Patents that cover inventions that could be used for products other than products under which Genentech has a license pursuant to
Article 5, including, without limitation, Patents covering manufacturing or process inventions, or (f) that portion of any such Patent or Know-How which is beyond the scope of the work performed by Lexicon for Projects other than Pre-Existing Projects.

1.29 "LICENSED PRODUCT" means a pharmaceutical preparation other than a Small Molecule Drug that is ready for administration to the ultimate consumer and that
(i) contains as the active pharmaceutical ingredient a Protein Candidate or (ii) that directly modulates a Protein Candidate, or the gene that encodes a Protein Candidate.

1.30 "NDA" means a New Drug Application filed with the FDA in the United States, or a corresponding application filed with a regulatory agency in any other country, together with all additions, deletions, and supplements thereto.

1.31 "NET SALES" means, with respect to a Licensed Product, Gross Sales of such Licensed Product less Sales Returns and Allowances for such Licensed Product.

1.32  "NOTE AGREEMENT" shall have the meaning set forth in Section 7.14.

1.33  "OVEREXPRESSION ANALYSIS" has the meaning set forth in Section 3.6.

1.34 "OVEREXPRESSION MOUSE" means a mouse made by Lexicon under this Agreement in which Lexicon has overexpressed a specific gene or portion thereof, homologous to a Project Gene, [**], to exaggerate the function of such gene in such mouse.

1.35  "PATENT" means:

      (i) a U.S. and corresponding foreign patent application (including provisional application, division, refiling, continuation, continuation-in-part, reissue and re-examination thereof); and

      (ii) any patent (including without limitation, any substitution, extension, reissue, renewal, re-examination, patent of addition, supplementary protection certificate and inventors' certificate) that has issued or may issue in the future from any patent application described in Subsection (i).

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1.36  "PHASE III CLINICAL TRIAL" means, as to a specific Licensed Product, a controlled and lawful study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file a BLA or NDA to obtain regulatory approval to market and sell that Licensed Product in the United States or another country for the indication being investigated by the study, as further defined in Federal Regulation 21 C.F.R. 312.21.

1.37 "PIPELINE PROJECT" means a Project involving a Project Gene for which Lexicon had already created or begun to create (i.e., to the stage of targeting vector generation or beyond), prior to the proposal of such Project Gene by Genentech, a Knock-Out Mouse involving a mouse or human gene sequence, as the case may be, with [**] to the full length sequence of any Proposed Gene, as determined at the protein level using [**].

1.38 "PRE-EXISTING PROJECT" means a Pipeline Project involving a Project Gene for which Lexicon had already [**] prior to the proposal of such Project Gene by Genentech.

1.39 "PRODUCT LICENSEE" means any Third Person which enters into an agreement with Genentech or its Affiliates involving the grant to such Third Person of a license to sell a Licensed Product.

1.40 "PROGENY" means mice, including successive generations thereof, that are produced or developed by Genentech, its Affiliates or Academic Collaborators by breeding a Knock-Out Mouse with any other mouse (including, without limitation, any other Knock-Out Mouse).

1.41  "PROJECT" has the meaning set forth in Section 3.1(e).

1.42 "PROJECT CONFIDENTIAL INFORMATION" means all discoveries, trade secrets, inventions (whether or not patentable), data, materials, and information created by either Party, or created jointly by both Parties, in connection with this Agreement (including, but not limited to, Project Patents and Project Know How) and that are created during the course of performing the activities contemplated by this Agreement, and whether provided orally, electronically, visually or in writing, except such discoveries, trade secrets, inventions, materials, data, or information that a Party can demonstrate, through its contemporaneous written records:

      (i) was known to such Party or to the public prior to its creation hereunder;

      (ii) became known to the public, after its creation hereunder, other than through an unauthorized act of such Party or of any person to whom such Party disclosed such information;

      (iii) was subsequently disclosed to such Party by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

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      (iv)  was developed by such Party without use, and independent, of the
            Project Confidential Information.

1.43 "PROJECT GENE" has the meaning set forth in Section 3.1(e); provided that a Rejected Proposed Gene shall not be a Project Gene.

1.44 "PROJECT MATERIALS" means, with respect to a Project, (i) the Knock-Out Mice made in the course of such Project, [**], and, if applicable, [**], (ii) the data from the First Pass Phenotypic Analysis of such Knock-Out Mice, (iii) the Overexpression Mice, if any, made in the course of such Project and (iv) the data, if any, from the Overexpression Analysis of such Overexpression Mice.

1.45 "PROJECT PATENTS AND KNOW-HOW" means all Patents (also referred to herein as "Project Patents") and Know How (also referred to herein as "Project Know How") (i) created or acquired by either Party during the course of and in connection with this Agreement and (ii) which are based upon data and other information reviewed by the Steering Committee related to a Project Gene or Protein Candidate; provided in each case that Project Patents and Know How shall not include (A) Lexicon Knock-Out Technology, (B) Genentech Gene Patents and Know-How, (C) Lexicon Pre-Existing Patents and Know-How, (D) Restricted Rights Project Patents and Know-How, (E) general Patents that cover inventions that could be used for products other than a Licensed Product, including, without limitation, Patents covering manufacturing or process inventions, or (F) any Patent or Know-How arising from work performed not in relation to this Agreement. Any Know-How created or acquired by Genentech after a Project Gene has been designated as a Rejected Project Gene (or Patents claiming any such Know-How) shall not be included in the definition of Project Patents and Know-How and shall not be subject to this Agreement.

1.46  "PROPOSED GENE" means a human gene sequence proposed by Genentech under
Section 3.1(a), (i) that Genentech believes is the full-length gene sequence for a Protein and (ii) for which a patent application owned or controlled by Genentech has been filed claiming such full-length human gene sequence and the Protein believed to be produced by such gene.

1.47 "PROTEIN" means a high molecular weight [**], polymer compound composed of a variety of amino acids joined by peptide linkages, including allelic variants thereof and post-translationally modified variants thereof (e.g., glycosylated proteins) that is produced by a Proposed Gene or a Project Gene.

1.48 "PROTEIN CANDIDATE" has the meaning set forth in Section 3.5, and shall include Derivative Proteins.

1.49 "REGULATORY APPROVAL" means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any kind of the FDA (or foreign equivalent) necessary for the marketing and sale of a Licensed Product in any country or other regulatory jurisdiction. "Regulatory Approval" shall include,

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without limitation, approval granted with respect to any BLA, NDA or other foreign equivalent.

1.50 "REJECTED PROJECT GENE" means a Project Gene whose Protein is not designated as a Protein Candidate under Section 3.5(c).

1.51  "REJECTED PROPOSED GENE" means a Proposed Gene (i) that is rejected under
Section 3.1(b), (c) or (d), (ii) that is removed from the collaboration under
Section 3.1(f), (iii) that is deemed a Rejected Gene pursuant to Section 3.2(a),
(iv) for which the Steering Committee does not vote, under Section 3.2(b), to proceed or (v) that is designated a Rejected Proposed Gene under Section 3.3(a).

1.52 "RESTRICTED RIGHTS PROJECT" means a Project involving a Project Gene which is subject to [**] prior to the initial proposal of such Project Gene by Genentech.

1.53 "RESTRICTED RIGHTS PROJECT PATENTS AND KNOW-HOW" means all Patents (also referred to herein as "Restricted Rights Project Patents") and Know How (also referred to herein as "Restricted Rights Project Know How") which are (i) owned, controlled or licensed by Lexicon as of the Effective Date or created or acquired by Lexicon during the course of and in connection with this Agreement and (ii) which are based upon data and other information reviewed by the Steering Committee related to a Project Gene or Protein Candidate in connection with a Restricted Rights Project; provided in each case that Restricted Rights Project Patents and Know How shall not include (A) Lexicon Knock-Out Technology,
(B) Genentech Gene Patents and Know-How, (C) general Patents that cover inventions that could be used for products other than a Licensed Product, including, without limitation, Patents covering manufacturing or process inventions, or (D) any Patent claims or Know-How arising from work performed not in relation to this Agreement.

1.54 "SALES RETURNS AND ALLOWANCES" means, with respect to a Licensed Product, the sum of (a) and (b), where: (a) is a provision, [**] for sales of such Licensed Product under GAAP as provided hereinabove for (i) cash and quantity discounts or rebates on such Licensed Product (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold Licensed Product or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) sales taxes, duties or other governmental charges levied on or measured by the billing amount for such Licensed Product, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of such Licensed Product, to the extent included in the invoice to the customer, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties for such Licensed Product; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by Genentech, its Affiliates and Product Licensees, as applicable, for items (i), (ii), (iii), (iv) and (v) in clause (a).

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1.55  "SMALL MOLECULE DRUG" means any pharmaceutical compound for the treatment of any human or animal disease or condition, the active ingredient of which is a synthetically prepared, or a naturally derived chemical compound [**]; provided, however, that "Small Molecule Drug" specifically excludes any compound which consists of or incorporates as an active ingredient a Protein, a Derivative Protein, a nucleic acid oligomer, or an antibody or any fragment thereof.

1.56  "STEERING COMMITTEE" means the committee established and described in
Article 2.

1.57 "THIRD PERSON" means any person or entity other than Lexicon, Genentech or any Affiliate of Lexicon or Genentech.

                                   ARTICLE 2

                             GOVERNANCE OF RESEARCH

2.1 CREATION OF A STEERING COMMITTEE. Within [**] of the Effective Date, the Parties shall establish a Steering Committee to oversee the Parties' activities under Article 3 of this Agreement. The Steering Committee shall be comprised of [**], but each Party may change its Steering Committee members at any time by giving prior written notice to the other Party.

2.2 STEERING COMMITTEE RESPONSIBILITIES. The Steering Committee shall have the following responsibilities, as well as any additional responsibilities expressly set forth in this Agreement:

      (i) receiving and reviewing reports and data received from a Party from time to time as set forth herein, including without limitation the submission of Proposed Genes, data related to the murine homology of Proposed Genes, results of the First Pass Phenotypic Analysis and Overexpression Analysis;

      (ii) receiving notices from the Parties as set forth herein, including without limitation notices of delays or stalled research pursuant to
            Section 3.3(a);

      (iii) the designation of Project Genes and Protein Candidates under Sections 3.1 and 3.5, respectively;

      (iv)  coordinating the activities of the Parties hereunder;

      (v) developing and implementing a publicity strategy and policy for the review and approval of press releases and publications in accordance with Section 9.4;

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      (vi)  settling disputes or disagreements that arise between the parties as set forth in Article 13; and

      (vii) performing such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

2.3 STEERING COMMITTEE DECISIONS. All Steering Committee decisions will be made by [**] of all the Steering Committee's members, except as expressly stated otherwise in this Agreement. Each Steering Committee member will have one vote, and a Steering Committee member need not be present in order to vote; the Steering Committee member(s) of a Party that are present for, or participating in, a decision shall have the authority to vote on behalf of the Steering Committee member(s) of such Party who are not present for, or participating in, such decision.

2.4 STEERING COMMITTEE MEETINGS. Within [**] after the Effective Date, the Steering Committee will hold an in-person organizational meeting to establish the Committee's operating procedures. After such initial meeting, the Steering Committee will meet at such other times as are unanimously agreed to by the Steering Committee members, but no less than once each Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference, provided that at least one meeting per Calendar Year shall be held in person. The location of in-person Steering Committee meetings will alternate between South San Francisco, California and The Woodlands, Texas. Each Party will bear the expense of its respective Committee members' participation in Steering Committee meetings. Minutes will be kept of all Steering Committee meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Genentech. Meeting minutes will be sent to each member of the Steering Committee for review as soon as practicable after a meeting.

2.5 DISSOLUTION OF THE STEERING COMMITTEE. Upon the expiration of [**] after all of the activities of Lexicon that have been approved by the Steering Committee have been completed, the Steering Committee will have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties.

                                   ARTICLE 3

                             KNOCK-OUT MICE PROJECTS

3.1   GENENTECH SUBMISSION OF PROPOSED GENES.

      (a) Initial Submission of Proposed Genes. Genentech, within [**], will provide the Steering Committee with a written list of up to five hundred (500) Proposed Genes, together with the date of Genentech's initial Patent filing with regard to each such Proposed Gene.

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      (b)   Delivery of Notice by Lexicon. Within [**] of the delivery by
Genentech of the list of Proposed Genes (or, with respect to replacement Proposed Genes proposed by Genentech under Section 3.1(b), (c) or (f) or Section 3.2(a), within [**] of the delivery by Genentech of notice to the Steering Committee of such replacement), Lexicon will notify the Steering Committee in writing as to whether or not: (i) to Lexicon's Actual Knowledge, Lexicon's conducting the activities contemplated by this Agreement with regard to such Proposed Gene would infringe patents or other intellectual property rights under which Lexicon is not licensed through this Agreement or otherwise; or (ii) Lexicon is working (or under contractual obligation to begin work) for, or on behalf of, any other person or entity or for itself involving a mouse or human gene sequence, as the case may be, with [**] to any Proposed Gene, as determined at the protein level using [**]. If so, Lexicon shall additionally notify Genentech which Proposed Gene(s) are the subject of such patents or intellectual property rights or such work, as the case may be, and whether such work is under an exclusive or non-exclusive license or arrangement for any Proposed Gene. Any Proposed Gene for which Lexicon is working for a Third Person under an exclusive license or arrangement shall automatically be deemed a Rejected Proposed Gene; provided, however, that Genentech may propose [**], in which case Lexicon will [**] and, if the Steering Committee elects to [**], the Parties will [**]. In the event Genentech does not [**], Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's notice.

      (c) Rejection of Proposed Genes by Lexicon; Proposal of Replacement Proposed Genes by Genentech. Lexicon shall not be obligated to develop, produce or deliver a Knock-Out Mouse related to a Proposed Gene where Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that such action would infringe the intellectual property rights of a Third Person. Such Proposed Gene shall become a Rejected Proposed Gene and the Steering Committee shall adopt an acceptable solution including, but not limited to, the identification by Genentech of an alternative Proposed Gene. Lexicon shall further have the sole right, but not the obligation, to reject any Proposed Gene for which Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that Genentech was not the first to file a patent application, but only in cases where the Steering Committee reasonably believes [**], by notice to the Steering Committee within the period specified in Section 3.1(b), in which case Lexicon shall have the right to designate such Proposed Gene as a Rejected Proposed Gene. In such event, Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's notice.

      (d) Removal of Proposed Genes by Genentech. Within [**] of Genentech's receipt of Lexicon's notice under Section 3.1(b), Genentech shall inform Lexicon which, if any, of the Proposed Genes referenced in Lexicon's notice (and not automatically deemed a Rejected Proposed Gene under Section 3.1(b)) Genentech elects to remove

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

from the collaboration and, thereafter, all such removed
Proposed Genes shall constitute Rejected Proposed Genes. Genentech shall have no right to propose a replacement Proposed Gene for any Proposed Gene that it elects to remove from the collaboration under this Section 3.1(d).

      (e) Designation of Project Genes. Following Genentech's notice pursuant to Section 3.1(d), the remaining Proposed Genes shall constitute "Project Genes" (and the work performed hereunder with regard to such Project Gene shall be deemed a corresponding "Project"), and be deemed to be submitted to the collaboration for Lexicon to begin determining, as fully described in Section 3.2(a), the murine gene that is homologous to each such Project Gene. Except as set forth in this Section 3.1, Lexicon, acting through the Steering Committee or otherwise, shall not have the ability to prevent the submission of a Project Gene to the collaboration for Lexicon to conduct its activities under Section 3.2(a) regarding such Project Gene. To the extent that the total number of Project Genes is less than (i) 500 minus (ii) the number of Proposed Genes removed by Genentech under Section 3.1(d), Genentech shall have the right, during the period ending [**], to propose up to [**] additional Proposed Genes, until the aggregate number of Project Genes is (x) 500 minus (y) the number of Proposed Genes removed by Genentech under Section 3.1(d). Within [**] following each designation of Proposed Genes as Project Genes hereunder, Lexicon shall provide Genentech with a list of the Projects, if any, that are Pipeline Projects and/or Pre-Existing Projects, and the stage of each such Pipeline Project or Pre-Existing Project, as the case may be.

      (f) Removal and Replacement of Project Genes by Genentech. At any time prior to [**], Genentech shall have the sole right, but not the obligation, to remove such Project Gene and/or propose another Proposed Gene for the Steering Committee's review and approval, by delivering notice thereof to the Steering Committee; provided, however, that Genentech shall not be permitted to remove more than [**] Project Genes pursuant to this Section 3.1(f); and provided, further, that Genentech shall reimburse Lexicon for all reasonable costs and expenses, including allocable overhead, incurred by Lexicon under this Agreement prior to the date of Genentech's notice under this subsection 3.1(f) in respect of the Project Gene being removed (for purposes of which, "allocable overhead" shall mean costs incurred by Lexicon or for its account which are attributable to its supervisory functions, services functions, occupancy costs, corporate bonus (to the extent not charged directly to departments), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method, but shall not include any costs attributable to [**]. Any such removed Project Gene shall be considered a Rejected Proposed Gene for purposes of this Agreement.

3.2 LEXICON IDENTIFICATION OF HOMOLOGOUS MURINE GENE; STEERING COMMITTEE REVIEW AND APPROVAL OF PROJECTS.

      (a) Lexicon Efforts to Determine Homologous Murine Gene. For each Project Gene submitted to the collaboration under Section 3.1(e), Lexicon will use Commercially Reasonable Efforts to identify the homologous murine gene as soon as practicable, and in any event within [**], after such Project Gene was submitted to it, and will provide Genentech with [**] reports regarding its efforts. To identify the homologous murine gene, Lexicon will use its standard resources and, if applicable, [**]. Upon identifying what it believes to be the homologous murine gene(s) for a Project Gene, Lexicon will provide the Steering Committee with written evidence of such gene's (or, if applicable, genes') homology. If Lexicon is unable to identify a homologous murine gene for a Project Gene, Lexicon will report all of the results related to such Project Gene obtained during the course of its search to the Steering Committee as well, and such Project Gene shall thereafter be deemed a Rejected Proposed Gene under this Agreement. Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's report of its failure to identify a homologous murine gene.

      (b) Steering Committee Review and Approval of Projects. The Steering Committee will review the information provided by Lexicon under Sections 3.2(a) with respect to a Project Gene and will confirm that Lexicon has identified the homologous murine gene, and therefore to proceed with such Project Gene under
Section 3.3 hereof. If the Steering Committee determines that Lexicon has not identified a homologous murine gene for a Project Gene, such Project Gene shall thereafter be deemed a Rejected Proposed Gene under this Agreement.

      (c) Project Development Plan. Concurrently with its delivery of the information contemplated by Section 3.2(a), Lexicon will provide the Steering Committee (i) for Pipeline Projects, information (as set forth in Exhibit A) regarding [**], and (ii) for Projects other than Pipeline Projects, [**]. With regard to Pipeline Projects involving the use of an ES Cell Line generated through Lexicon's gene trapping technology in the creation of a Knock-Out Mouse, [**], Lexicon will [**]; provided that [**]. For all Projects that are not Pipeline Projects, Lexicon will [**]

3.3   LEXICON'S CREATION AND TESTING OF KNOCK-OUT MICE AND ES CELL LINES.

      (a) Activities Performed by Lexicon. Once the Steering Committee approves proceeding with a Project Gene under Section 3.2(b), Lexicon, in accordance with the recommendation from Genentech as to desired priority, will, at Lexicon's sole expense, use Commercially Reasonable Efforts to perform the following activities on such Project: (i) create and generate, [**] Knock-Out Mice using the Project Gene's homologous murine gene; (ii) conduct a First Pass Phenotypic Analysis of such Knock-Out Mice; and (iii) if requested by the Steering Committee pursuant to Section 3.6, create Overexpression Mice for some or all Project Genes corresponding to Protein Candidates. Lexicon agrees to use Commercially Reasonable Efforts to perform and complete such activities on a Project within [**] after the approval of a Project Gene by the Steering Committee under Section 3.2(b). If a Project is delayed or stalled due to technological or scientific difficulties, Lexicon will so notify Genentech and the Steering Committee. The Parties will consult with each other to determine whether such difficulties can be resolved or remedied. The Steering Committee shall decide, based on input from Lexicon, whether such Project's problems can be remedied within the scope of commercially reasonable efforts for such Project or whether to terminate such Project and designate such Project Gene a Rejected Proposed Gene. Genentech shall have the right to terminate this Agreement under certain circumstances, as set forth in
Section 10.2.

      (b) Reports; Consultation and Site Visits. Within [**] after the end of [**], Lexicon will provide each Steering Committee member with a written report describing the status of its work on each Project, and, [**], Lexicon will provide a Genentech Steering Committee member with the same [**] report generated for Lexicon's internal purposes. Upon reasonable advance written notice from the Steering Committee or Genentech, Lexicon will make persons working on its behalf on a Project available during normal business hours for a reasonable number of consultations with the Steering Committee or Genentech regarding such Project. Such consultations will either be in-person at such person's place of employment or via videoconference or teleconference. Upon reasonable notice, Genentech representatives may visit during normal business hours the facilities where Lexicon is performing services on Projects. All Genentech representatives will be advised of, and be bound by, Genentech's confidentiality obligations in Article 9 and will follow such security and facility access procedures as are reasonably designated by Lexicon. Lexicon may require that at all times the Genentech representatives be accompanied by a Lexicon representative.

3.4   SAFEGUARDS TO PROTECT CONFIDENTIALITY OF PROJECTS.

      (a) Lexicon hereby agrees that each person working on a Project on its behalf (whether as an employee, subcontractor, or otherwise) has or will, prior to commencing work on a Project, have executed an instrument:

      (i) assigning to Lexicon all of his, her, or its rights, title, and interest in inventions or intellectual property arising during the course, and as a result, of his, her, or its association with Lexicon; and

      (ii) agreeing to abide by confidentiality and non-use restrictions regarding Confidential Information and the existence and terms of this Agreement no less stringent than Lexicon's confidentiality and non-use obligations under Article 9.

Lexicon also agrees to maintain appropriate security measures no less stringent than measures that are customary in the industry.

      (b) Genentech hereby agrees that each person working on a Project on its behalf (whether as an employee, subcontractor, or otherwise) has or will, prior to commencing work on a Project, have executed an instrument:

      (i) assigning to Genentech all of his, her, or its rights, title, and interest in inventions or intellectual property arising during the course, and as a result, of his, her, or its association with Genentech; and

      (ii) agreeing to abide by confidentiality and non-use restrictions regarding Confidential Information and the existence and terms of this Agreement no less stringent than Genentech's confidentiality and non-use obligations under Article 9.

Genentech also agrees to maintain appropriate security measures no less stringent than measures that are customary in the industry.

3.5   REVIEW OF FIRST PASS PHENOTYPIC ANALYSIS; DESIGNATION OF PROTEIN
CANDIDATES.

      (a) Review of First Pass Phenotypic Analysis. Once Lexicon completes the First Pass Phenotypic Analysis on each of the Project Genes, it will submit to Genentech, through the Steering Committee, the data from such Projects. After reviewing this information from a Project, the Steering Committee will determine by [**], within [**] following the submission of the First Pass Phenotypic Analysis on such Project, whether Lexicon has [**] for such Project Gene.

      (b) Designation of Protein Candidates. The Protein produced by each such Project Gene for which the Steering Committee [**] votes that Lexicon has [**] shall be designated as a "Protein Candidate." In the event that the Steering Committee designates [**] Proteins produced by Project Genes as Protein Candidates, then Lexicon shall have the right to designate an additional number of Proteins produced by Project Genes as Protein Candidates, so that there are a total of [**] Protein Candidates; provided that Lexicon shall make such designations no later than [**] following the submission to the Steering Committee of the last First Pass Phenotypic Analysis to be submitted under this Agreement. Genentech shall have the rights and obligations set forth in Article 4 and 6 with regard to such Protein Candidates.

      (c) Rejected Project Genes. Any Project Gene the Protein product of which has not been designated as a Protein Candidate pursuant to subsection (b) above, shall be deemed a Rejected Project Gene for purposes of this Agreement. Genentech shall have the rights and obligations set forth in Articles 5 and 6 with regard to such Rejected Project Genes.

3.6 CREATION OF OVEREXPRESSION MICE; OVEREXPRESSION ANALYSIS. With respect to a Protein Candidate that is designated by the Steering Committee or Lexicon in accordance with Section 3.5, the Steering Committee may elect to have Lexicon produce an Overexpression Mouse which overexpresses the Project Gene corresponding to such Protein Candidate for further testing, by voting to make such election no later than [**] following the designation of such Protein Candidate. Lexicon agrees, at its own expense, to promptly use Commercially Reasonable Efforts to create such Overexpression Mouse, and to promptly perform phenotypic tests, observations, or analyses ("Overexpression Analysis") for up to [**] Protein Candidates similar to those performed in the First Pass Phenotypic Analysis for such Project Genes. Alternately, Genentech may elect to perform Overexpression Analysis on any Overexpression Mouse itself. Once Lexicon or Genentech, as the case may be, has completed such Overexpression Analysis on a Project, it will submit to the Steering Committee for the Steering Committee's review of the Project the data from such Overexpression Analysis. The Party performing such Overexpression Analysis shall use Commercially Reasonable Efforts to complete such Overexpression Analysis no later than [**] after the creation of such Overexpression Mouse, subject to unanimous decision by the Steering Committee for any subsequent extension of time, but in any event will submit to the Steering Committee all available data related to such Overexpression Analysis, whether complete or not, within such time period.

                                   ARTICLE 4

                                LICENSED PRODUCTS

4.1 GENENTECH'S EXCLUSIVE RIGHT TO DEVELOP AND COMMERCIALIZE LICENSED PRODUCTS. Genentech shall have the sole right and responsibility for, and control over, developing and commercializing Licensed Products; provided, however, that with regard to Restricted Rights Projects, nothing in this Section will be deemed to grant Genentech rights beyond the scope of the licenses granted to Genentech (or limit the rights of Lexicon, its collaborators or licensees) with regard to such Restricted Rights Project.

4.2 TRANSFER TO GENENTECH OF LEXICON PRE-EXISTING KNOW-HOW AND PROJECT KNOW-HOW RELATED TO PROTEIN CANDIDATES. Within [**] after designation of a Protein Candidate pursuant to Section 3.5, Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Lexicon Pre-Existing Know-How, Project Know-How and Restricted Rights Know-How related to such Protein Candidate in Lexicon's possession or control.

4.3 GENENTECH RESPONSIBLE FOR DEVELOPMENT COSTS. Genentech shall bear all costs and expenses associated with, and shall have sole control over, developing and commercializing Licensed Products.

4.4 PRODUCT LICENSEES. Genentech agrees to notify Lexicon promptly of any
(sub)license that it enters into with a Product Licensee, and Genentech further covenants that any such (sub)licence shall contain terms and conditions consistent with Genentech's obligations under this Agreement.

                                   ARTICLE 5

                             GRANT OF LICENSE RIGHTS

5.1 EXCLUSIVE LICENSE UNDER LEXICON PRE-EXISTING PATENTS AND KNOW-HOW AND RESTRICTED RIGHTS PROJECT PATENTS AND KNOW-HOW FOR THE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS. Subject to the terms of this Agreement, Lexicon hereby grants to Genentech (i) an exclusive (even as to Lexicon), world-wide

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

right and license under the Lexicon Pre-Existing Patents and Know-How and (ii), to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), an exclusive (even as to Lexicon) or non-exclusive, world-wide right and license under the Restricted Rights Project Patents and Know-How, in each case to research, develop, make (or have made), use, sell, offer for sale, and import Licensed Products in the Field. Such license includes the right to grant sublicenses of all or part of such rights without Lexicon's consent; provided that the grant of any such sublicense shall be consistent with the terms and conditions of this Agreement and that no such sublicense to a Product Licensee shall relieve Genentech of primary responsibility for all payments and royalties due to Lexicon under Article 7 with respect to Licensed Product(s) licensed to such Product Licensee.

5.2 LICENSE UNDER LEXICON PRE-EXISTING PATENTS AND KNOW-HOW AND RESTRICTED RIGHTS PROJECT PATENTS AND KNOW-HOW FOR THE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS OTHER THAN LICENSED PRODUCTS IN THE FIELD. Subject to the terms of this Agreement, Lexicon hereby grants to Genentech a royalty-free, worldwide right and license under the Lexicon Pre-Existing Patents and Know-How and, to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), the Restricted Rights Project Patents and Know-How to research, develop, make (or have made), use, offer for sale, sell, and import products (including, but not limited to Small Molecule Drugs) other than Licensed Products for use in the Field. Such right and license (i) shall be exclusive (even as to Lexicon) under the Lexicon Pre-Existing Patents and Know-How with respect to products in the Field other than Small Molecule Drugs,
(ii) shall be exclusive (even as to Lexicon) or non-exclusive under the Restricted Rights Project Patents and Know-How, to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), with respect to products in the Field other than Small Molecule Drugs and (iii) shall be non-exclusive with regard to Small Molecule Drugs. Lexicon hereby grants Genentech the right to grant sublicenses under the right and license granted by Lexicon pursuant to this Section 5.2, on a Project Gene-by-Project Gene basis; provided, however, that with respect to a Small Molecule Drug related to a Project Gene, without the prior written consent of Lexicon, no such sublicense under the Lexicon Pre-Existing Patents or Know-How or Restricted Rights Project Patents or Know-How may be granted to any Third Person in the absence of (x) a corresponding license or sublicense of right to a given Small Molecule Drug that directly modulates the Protein produced by such Project Gene or Derivative Protein thereof and discovered, researched and under bona fide commercial development (at least through the stage of the demonstration of preclinical efficacy in animal studies) by Genentech and (y) the license or sublicense of Patent rights pertaining thereto owned by, licensed to or controlled by Genentech.

5.3 LICENSE UNDER PROJECT PATENTS AND KNOW-HOW FOR THE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF SMALL MOLECULE DRUGS IN THE FIELD. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a royalty-free, non-exclusive, worldwide right and license under the Project Patents and Know-How to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field. Such right and license shall be exclusive; provided that Genentech retains rights under the Genentech Project Patents and Know How
(i) to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field and (ii) to grant licenses to Third Persons under the Genentech Project Patents and Know How to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field in connection with (A) a corresponding license or sublicense of right to a given Small Molecule Drug that directly modulates the Protein produced by a Project Gene or Derivative Protein thereof and discovered, researched and under bona fide commercial development (at least through the stage of the demonstration of preclinical efficacy in animal studies) by Genentech and (B) the license or sublicense of Patent rights pertaining thereto owned by, licensed to or controlled by Genentech. Genentech hereby grants Lexicon the right to grant sublicenses under the right and license granted by Genentech pursuant to this Section 5.3, subject to the restrictions, if any, on Project Materials set forth in Section 5.5.

5.4 NON-EXCLUSIVE RESEARCH LICENSE GRANT UNDER LEXICON KNOCK-OUT TECHNOLOGY TO KNOCK-OUT MICE AND PROGENY. Subject to the terms of this Agreement and the restrictions, if any, on Project Materials set forth in Section 5.5, Lexicon hereby grants to Genentech a worldwide, non-exclusive right and license under the Lexicon Knock-Out Technology to use, breed, cross-breed and have bred and cross-bred Knock-Out Mice and Progeny, at the internal research facilities of Genentech and its Academic Collaborators or Contract Service Providers, for research directed toward the discovery, identification, selection, characterization, development or commercialization of products for use in the Field. Except as provided in Section 5.10, Genentech agrees to use Knock-Out Mice and Progeny solely for its own internal research purposes in accordance with the terms and conditions of this Agreement, and not to use any Knock-Out Mice or Progeny for any purposes for any Third Person, or to transfer, license the use of or make available to any Third Person any Knock-Out Mice or Progeny.

5.5 EXCLUSIVITY PERIOD FOR PROJECT MATERIALS. Notwithstanding the provisions of Sections 5.2, 5.3 and 5.4:

      (a) Lexicon shall not [**] unless [**] (and then only to the extent permitted under Section 5.5(b) below); and

      (b) Lexicon shall not provide Project Materials from a Project to any Third Person before the expiration of (i) [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.5(a), for Project Genes that become Rejected Project Genes, and (ii) [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.5(a), for Project Genes that become Protein Candidates; provided, that no such restriction shall apply to Project Materials generated in the course of Projects that qualify as Pre-Existing Projects unless Genentech shall have exercised the option specified below; provided, further, that the restriction set forth in clause (ii) shall nevertheless apply to a Pre-Existing Project in the event that, at the time such Project Gene becomes a Protein

Candidate, Lexicon has no obligation to a Third Person with respect to such Pre-Existing Project or the Project Materials generated in the course thereof.. In addition to the foregoing, for Pre-Existing Projects with respect to which Lexicon has no obligation to a Third Person, at any time prior to designation of such Pre-Existing Project as a Protein Candidate, Genentech shall have the option to obtain the foregoing exclusivity period by delivering notice of such exercise to Lexicon, together with payment of the option fee specified in
Section 7.3; provided that such option is exercised at a time when Lexicon has no obligation to a Third Person with respect to such Pre-Existing Project. Such option fee shall be credited against next performance or milestone payment payable by Genentech in the event the Project Gene to which such Pre-Existing Project relates shall be designated as a Protein Candidate. Nothing herein shall be deemed to restrict, at any time (except as provided in Section 5.6 below), Lexicon's right to develop for a Third Person a transgenic or Knock-Out mouse with a mutation in a Project Gene independently requested by such Third Person or provide such Third Person with phenotypic data derived therefrom; provided, that [**].

5.6 EXCLUSIVITY PERIOD FOR SPECIFIED PROJECTS. At any time after the initial designation of Project Genes under Section 3.1(e), Genentech may designate as [**], by delivering written notice of such designations to Lexicon. Except as may be independently requested under agreements with Lexicon in effect on [**], Lexicon shall not [**] prior to the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.5(a).

5.7 RESERVATION OF RIGHTS. Notwithstanding the non-exclusive rights and licenses granted to Genentech under Sections 5.2 and 5.4, but subject to the exclusive rights and licenses granted to Genentech under Sections 5.1 and 5.2 and the restrictions, if any, on Project Materials set forth in Section 5.5 and on the [**] set forth in Section 5.6:

      (a) Lexicon reserves the right under the Lexicon Knock-Out Technology to make and use, and to permit others to use, (i) Project Materials and (ii) other transgenic and Knock-Out Mice (including, without limitation, transgenic and Knock-Out Mice with a mutation in the same gene as a Knock-Out Mouse or Overexpression Mouse) and phenotypic data with respect thereto, including the right to grant licenses with respect to any applicable intellectual property rights for such purpose.

(b) Lexicon reserves the right under the Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents and Know-How (i) to discover, research, develop, make, have made, import, use, have used, offer for sale, sell and have sold Small Molecule Drugs and (ii) to grant licenses to Third Persons to discover, research, develop, make, have made, import, use, have used, offer for sale, sell and have sold Small Molecule Drugs.

5.8 LIMITED LICENSE TO GENENTECH GENE KNOW-HOW. For each Project Gene, Genentech hereby grants Lexicon a non-exclusive, royalty-free license under the Genentech Gene Patents and Know-How related to such Project Gene solely for Lexicon to perform the following activities under this Agreement:

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

      (i)   identify, under Section 3.2(a), the homologous murine gene;

      (ii) create, under Section 3.3, Knock-Out Mice with such homologous murine gene;

      (iii) test, under Section 3.3 and, if applicable, Section 3.6, such Knock-Out Mice;

      (iv)  conduct a First Pass Phenotypic Analysis on such Project Gene under
            Section 3.3(a); and

      (v)   create Overexpression Mice and do additional testing under Section
            3.6.

Lexicon has no right to sublicense under this license grant, which shall be considered personal to Lexicon. Such license will terminate with regard to a Project Gene upon the earliest to occur of such Project Gene becoming a Rejected Proposed Gene, a Rejected Project Gene, a Protein Candidate, or the completion of Lexicon's activities under this article 5.8.

5.9 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other party, including items owned, controlled or developed by, or licensed to, the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

5.10 TRANSFERS TO ACADEMIC COLLABORATOR OR CONTRACT SERVICE PROVIDERS. Genentech shall have the right to transfer a Knock-Out Mouse or Progeny made pursuant to this Agreement to an Academic Collaborator or Contract Service Providers, provided that such Academic Collaborator or Contract Service Providers shall have entered into a material transfer agreement with Genentech containing terms relating to the transfer of such material that expressly (i) prohibit the use of such Knock-Out Mice or Progeny thereof for any purpose other than such Academic Collaborator's collaborative research with, or Contract Service Provider's service for, Genentech in the Field and (ii) prohibit the transfer of such Knock-Out Mice thereof by such Academic Collaborator or Contract Service Provider to any Third Party. Within [**] of entering into any such material transfer agreement, Genentech shall provide Lexicon with a copy thereof.

5.11 LICENSE TO LEXICON ISOGENIC TECHNOLOGY. On the Effective Date, Lexicon and Genentech shall enter into the Sublicense Agreement attached hereto as Exhibit B.

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

                                   ARTICLE 6

                   REQUEST FOR AND DELIVERY OF KNOCK-OUT MICE

6.1 REQUESTS FOR PROJECT MATERIALS BY GENENTECH. During the period of [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene in accordance with Section 3.5(a), Genentech shall have the option, subject to the terms and conditions of this Agreement, to have Lexicon deliver to Genentech [**] the Knock-Out Mice for such Project Gene, by delivering written notice of such request to Lexicon. During the period beginning on the date of the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene in accordance with Section 3.5(a) and ending on [**], Genentech shall have the option, subject to the terms and conditions of this Agreement, to have Lexicon deliver to Genentech Project Materials and Project Know-How (to the extent not already provided), including without limitation [**], for such Project Gene. Genentech may also have, during such period, [**]. Lexicon shall have no further obligation to deliver Project Materials to Genentech following such period; provided that, following such period, Genentech may [**].

6.2 MAINTENANCE OF BACK-UP COLONIES. For a period of at least [**] after the delivery of a particular Knock-Out Mouse requested by Genentech under Section 6.1, Lexicon shall retain a small back-up colony of [**] such Knock-Out Mice [**], for the purpose of replacing mice shipped to Genentech under this Article 6 which die or are otherwise unable to breed during or within [**] after shipment to Genentech hereunder. Thereafter, until the expiration of six (6) months following the submission to the Steering Committee of the data from the last First Pass Phenotypic Analysis to be submitted under this Agreement, Lexicon shall [**], if requested by Genentech. In the event Genentech requests that Lexicon maintain any such colony for a period of more than [**], Genentech shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Knock-Out Mice for each [**] that Lexicon maintains such colony at Genentech's request.

6.3 DELIVERY TERMS AND CONDITIONS. Lexicon shall be responsible for making shipping arrangements for all Knock-Out Mice to be shipped to Genentech from Lexicon; provided that Genentech shall be responsible for (i) paying all shipment and delivery charges in connection therewith and (ii) obtaining, if desired, and paying for any insurance for Knock-Out Mice shipped to Genentech from Lexicon. Genentech shall also be responsible for complying with all customs, regulations, veterinary handling procedures and protocols, and obtaining any and all permits, forms or permissions that may be required for Genentech to accept shipment of Knock-Out Mice from Lexicon. Lexicon shall ship to Genentech [**] Knock-Out Mice, [**], promptly following its receipt of written notice that Genentech is prepared to accept shipment. Risk of loss with respect to any Knock-Out Mice to be transferred under this Section 6.3 shall pass to Genentech upon delivery thereof to the shipping company designated as specified herein. If Genentech fails to complete the necessary arrangements to accept shipment and provide such notice within [**] after delivery of its request for such Knock-Out Mice pursuant to Section 6.1, Genentech shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Knock-Out Mice for each week thereafter until Lexicon receives such notice.

                                   ARTICLE 7

                                    PAYMENTS

7.1 UP-FRONT FEE. As partial consideration for the work to be performed by Lexicon under this Agreement, Genentech shall pay Lexicon a fee of Nine Million Dollars (U.S.$9,000,000), which fee shall be payable within ten (10) days of the Effective Date.

7.2 PERFORMANCE PAYMENTS. Within [**] of achieving each of the research milestones listed below, Genentech shall pay to Lexicon the following amounts:

      [**]

7.3 OPTION FEE. In the event Genentech exercises its option under Section 5.5 with respect to a Pre-Existing Project, Genentech shall pay Lexicon an option fee of [**] concurrently with its delivery of its notice exercising such option.

7.4 OVEREXPRESSION FUNDING. To the extent the Steering Committee elects to have Lexicon produce an Overexpression Mouse for more than [**] Project Genes, Genentech shall pay Lexicon funding of [**] for each additional Project Gene for which the Steering Committee elects to have Lexicon produce an Overexpression Mouse, which funding shall be payable within [**] of such election.

7.5 FEE FOR [**] KNOCK-OUT MICE. In the event Genentech requests, more than [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene in accordance with Section 3.5(a), that Lexicon [**], Genentech shall pay Lexicon a fee of [**] concurrently with its delivery of such request.

7.6 FEE FOR DELIVERY OF MATERIALS [**]. In the event Genentech requests, after the later of (i) the date of submission to the Steering Committee of the data from the last First Pass Phenotypic Analysis to be submitted under this Agreement and (ii) [**] following the date of submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene, that [**], Genentech shall pay Lexicon a fee of [**] within [**] of Lexicon's notice that [**].

7.7 MILESTONE PAYMENTS. With respect to the first Licensed Product relating to a specified Protein Candidate to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

                 MILESTONE EVENT                                                          AMOUNT
                 ---------------                                                          ------
Filing of an IND for such Licensed Product                                           U.S.$       [**]

Commencement (i.e., first patient enrolled) of the first
  Phase III  Clinical Trial for such Licensed Product                                U.S.$       [**]

 Receipt of the first Regulatory Approval of such Licensed Product                   U.S.$       [**]
                                                                                     ----------------
   TOTAL                                                                             U.S.$ 17,000,000

For purposes of clarification, with respect to each Project Gene whose Protein is designated as a Protein Candidate, Genentech shall only be required to pay Lexicon for each of the above development milestones once upon the first occurrence of the respective event. All milestone payments hereunder are to be made by wire transfer of immediately available funds. Such milestone payments are non-refundable and non-creditable against any other payments hereunder. Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

7.8 ROYALTIES ON LICENSED PRODUCTS. As consideration for its exclusive rights with respect to Licensed Products and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon a royalty of [**] of Net Sales of each Licensed Product by Genentech, its Affiliates and Product Licensees, on a country-by-country basis, during the period commencing with the first sale for use or consumption by the general public of a Product in a country after Regulatory Approval in such country and ending on the date that is [**] from the date of such first commercial sale of such Licensed Product in such country; provided that, in the event the worldwide Net Sales of such Licensed Product for which a royalty is payable to Lexicon hereunder exceeds [**] in any Calendar Year, Genentech shall pay Lexicon a royalty of [**] on that portion of such Net Sales of such Licensed Product that exceeds [**] in such Calendar Year. The royalty payable hereunder shall be payable only once with respect to the same unit of Licensed Product.

7.9 PAYMENT OF ROYALTY; REPORTING; EXCHANGE RATES. Within [**] after the end of each [**], Genentech will pay (and/or cause its Affiliates and/or Product Licensees to pay) the royalty owed under this Agreement, if any, on applicable Net Sales invoiced during such just-ended [**]. Such payment will be accompanied by the report showing: (i) the Gross Sales and Net Sales of Products sold during the reporting period and the calculation of Net Sales from such Gross Sales;
(ii) the royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; (iv) the dates of the first commercial sales of Licensed Products in any country during the reporting period, if applicable; and (v) the exchange rates used in determining the amount of Dollars payable hereunder. Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Genentech, its Affiliates or the Product Licensee, as applicable, for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, Genentech shall so report. Genentech shall keep, and shall require its Affiliates and Product Licensees to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

7.10 U.S. CURRENCY; WIRE TRANSFERS. All payments, including any interest pursuant to Section 7.12, payable by Genentech, its Affiliates and Product Licensees to Lexicon under this Agreement will be paid in Dollars and will be made by wire transfer, in immediately available funds, to an account designated in writing by Lexicon.

7.11 TAXES. Any and all taxes levied on any payments from Genentech to Lexicon under this Agreement will be the liability of, and paid by, Lexicon. However, if Applicable Laws require the withholding of such taxes, Genentech will deduct such taxes from its payment to Lexicon and remit such withheld amount to the proper tax authority. Genentech will provide proof of payment to Lexicon within [**] of such payment. This Agreement shall not be considered a partnership for tax reporting purposes.

7.12 INTEREST ON OVERDUE PAYMENTS. In the event a royalty or other payment under this Agreement is not made within [**] of when due, such outstanding payment will accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the annual rate equal to the [**]. Payment of accrued interest will accompany payment of the outstanding payment.

7.13 ROYALTY RECORDS; AUDIT RIGHTS. Genentech will keep, and maintain for a period of [**] following the end of a Calendar Year, accurate records in sufficient detail to enable royalties under this Agreement for such Calendar Year to be determined. Lexicon has the right, upon prior written notice to Genentech, not more than [**], through an independent certified public accountant selected by Lexicon and acceptable to Genentech (which acceptance shall not be unreasonably refused) to have access during normal business hours to those records of Genentech as may be reasonably necessary to verify the accuracy of the royalty reports furnished by Genentech under this Agreement for the previous Calendar Year. Prior to implementing an audit, Lexicon agrees to submit an audit plan, including audit scope, to Genentech for Genentech's approval (which shall not be unreasonably withheld). Lexicon's independent certified public accountant will keep confidential all information obtained during such audit and will report to Lexicon only the amount of Genentech's Gross Sales and Net Sales made during, and royalties due for, the Calendar Year in question. Genentech shall have the right, at its own expense, to have its own independent certified public accountant review and confirm the results of the audit performed by Lexicon's accountants. In the event that the Parties' accountants do not agree as to the results of the audit, the Parties agree that such accountants shall attempt in good faith to resolve any discrepancies between their results according to GAAP and the terms of this Agreement.

Lexicon is solely responsible for all the expenses of an audit, unless the independent certified public accountant's report correctly shows any underpayment of royalties by

Genentech exceeding [**] of the total royalties it owed for the Calendar Year then being reviewed. If the independent certified public accountant's report correctly shows that Genentech underpaid its royalties by more than [**], Genentech is responsible for the reasonable expenses incurred by Lexicon for the independent certified public accountant's services.

If the independent certified public accountant's report correctly shows any underpayment of royalties by Genentech, Genentech shall remit to Lexicon within [**] after the Genentech receipt of such report:

      (i)   the amount of such royalty underpayment;

      (ii) interest on the amount being paid in (i), which interest shall be calculated pursuant to Section 7.12; and

      (iii) if such royalty underpayment exceeds [**] of Genentech's total royalties owed for the Calendar Year then being reviewed, the reasonable expenses incurred by Lexicon for the independent certified public accountant's services.

If the independent certified public accountant's report correctly shows any overpayment of royalties by Genentech, such overpayment shall be fully creditable against future royalties payable by Genentech in subsequent royalty periods.

The calculation of royalties payable with respect to a Calendar Year will be binding and conclusive on the Parties upon the expiration of [**] following the end of such Calendar Year, unless (i) an audit of such Calendar Year, initiated before the expiration of such [**], is on-going or (ii) Lexicon has, in good faith and through written notice to Genentech, disputed such calculation before the expiration of such [**] or, if applicable, within [**] after receipt of the audit report.

7.14 CONVERTIBLE NOTE. Simultaneously with the execution and delivery of this Agreement, the parties hereto shall enter into a Note Agreement (the "Note Agreement"), dated as of the date hereof, substantially in the form attached as Exhibit C hereto. Under the Note Agreement, Genentech shall loan Lexicon Four Million Dollars (U.S.$4,000,000), on or before December 31, 2002, pursuant to the terms and conditions set forth in such Note Agreement.

                                   ARTICLE 8

                     INTELLECTUAL PROPERTY RESPONSIBILITIES

8.1   OWNERSHIP.

      (a) Lexicon shall own all Lexicon Knock-Out Technology, Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents and Know-How. Genentech shall own all Genentech Gene Patents and Know-How and Project Patents and Know-How.

      (b) Lexicon shall assign all right, title and interest in inventions encompassed within Project Patents and Know-How to Genentech by taking, and causing its employees and agents to take, all necessary actions and executing, and causing its employees and agents to execute, all necessary documents to assign such rights, title and interest to Genentech. Moreover, Lexicon covenants and agrees to cooperate, and cause its employees and agents to cooperate, with Genentech to enable Genentech to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by Genentech (a) for perfecting the right, title and interest herein conveyed; (b) for prosecuting any of said applications; (c) for filing and prosecuting applications for reissuance of any of said patents; (d) for interference or other priority proceedings involving said invention; and (e) for legal proceedings involving said invention and any applications therefor and any patents granted thereon, including without limitation opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions; provided, however, that the expense incurred by Lexicon, its employees and agents in providing such cooperation shall be paid for by Genentech.

8.2 PATENT PROSECUTION OF LEXICON KNOCK-OUT TECHNOLOGY, LEXICON PRE-EXISTING PATENTS AND RESTRICTED RIGHTS PROJECT PATENTS.

      (a) Patentable Inventions. Lexicon shall be responsible, at its sole discretion and expense, for filing, prosecuting, and maintaining Lexicon Knock-Out Technology, Lexicon Pre-Existing Patents and Restricted Rights Project Patents; provided that Genentech shall be responsible, at its sole discretion, for filing, prosecuting, and maintaining Lexicon Pre-Existing Patents and Restricted Rights Project Patents (to the extent exclusively licensed to Genentech) claiming Protein Candidates and uses thereof following their designation as Protein Candidates.

      (b) Review and Comment. Lexicon shall provide Genentech with a copy of any patent application (including any provisional applications) within Lexicon Knock-Out Technology specifically related to a Protein Candidate prior to filing in any jurisdiction, for review and comment by Genentech. Lexicon shall reasonably consider comments and suggestions provided in a timely manner by Genentech. Genentech shall maintain any such applications in confidence.

      (c) Notice of Decision. If Lexicon decides not to file an application within Lexicon Knock-Out Technology specifically related to a Protein Candidate in any country, it shall give Genentech prompt notice to this effect. After such notice,

Genentech may file, prosecute (including any interference), and maintain, at its own expense, such application in such country, and Lexicon shall execute such documents and perform such acts as may be reasonably necessary for Genentech to continue such filing, prosecution, or maintenance.

      (d) Prosecution and Maintenance. Lexicon agrees to use reasonable diligence to prosecute and maintain the Lexicon Knock-Out Technology specifically related to a Protein Candidate it filed and to prosecute any interference proceedings with respect thereto, unless it provides Genentech notice under Subsection (c) or (e). Upon Genentech's request, Lexicon shall provide Genentech with (i) a copy of communications with any patent office with respect to any Lexicon Knock-Out Technology specifically related to a Protein Candidate and (ii) the opportunity to review and comment on any or all such communications. Genentech shall provide its comments on any such communication within [**] after receipt of such communication, and should no comments be received by Lexicon on or before the [**], then it shall be deemed that Genentech has no comment to make on such communication. Lexicon shall reasonably consider comments and suggestions provided in a timely manner by Genentech. Genentech shall maintain any such communications in confidence. All such communications provided to Genentech pursuant to this Section shall be sent to a person to be designated by Genentech by written notice to Lexicon.

      (e) Cessation of Prosecution or Maintenance. Lexicon shall give prior written notice to Genentech of any decision by Lexicon to cease the prosecution (including any interference) and maintenance of Lexicon Knock-Out Technology specifically related to a Protein Candidate and, in such case, Genentech shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Genentech continues such prosecution or maintenance, Lexicon shall execute such documents and perform such acts as may be reasonably necessary for Genentech to continue such prosecution or maintenance.

8.3 PATENT PROSECUTION OF GENENTECH GENE PATENTS, PROJECT PATENTS AND LEXICON PRE-EXISTING PATENTS AND RESTRICTED RIGHTS PROJECT PATENTS CLAIMING PROTEIN CANDIDATES.

      (a) Patentable Inventions. Genentech shall be responsible, at its sole discretion and expense, for filing, prosecuting, and maintaining Genentech Gene Patents, Project Patents and, following designation of a Protein Candidate, any Lexicon Pre-Existing Patents and Restricted Rights Project Patents (to the extent exclusively licensed to Genentech) related to such Protein Candidate.

      (b) Review and Comment. Genentech shall provide Lexicon with a copy of any patent application (including any provisional applications) within (i) Project Patents and (ii) Lexicon Pre-Existing Patents or Restricted Rights Project Patents relating to Protein Candidates prior to filing in any jurisdiction for review and comment by Lexicon. Genentech shall reasonably consider comments and suggestions provided in a timely manner by Lexicon. Lexicon shall maintain any such applications in confidence.

      (c) Notice of Decision. If Genentech decides not to file an application within (i) Project Patents related to a specific Project or (ii) Lexicon Pre-Existing Patents or Restricted Rights Project Patents related to a Protein Candidate in any country, it shall give Lexicon prompt notice to this effect. After such notice, Lexicon may file, prosecute (including any interference), and maintain, at its own expense, such application in such country, and Genentech shall execute such documents and perform such acts as may be reasonably necessary for Lexicon to continue such filing, prosecution, or maintenance.

      (d) Prosecution and Maintenance. Genentech agrees to use reasonable diligence to prosecute and maintain (i) Project Patents and (ii) Lexicon Pre-Existing Patents and Restricted Rights Project Patents related to Protein Candidates it filed and to prosecute any interference proceedings with respect thereto, unless it provides Lexicon notice under Subsection (c) or (e). Upon Lexicon's request, Genentech shall provide Lexicon with (i) a copy of communications with any patent office with respect to any (A) Project Patents and (B) Lexicon Pre-Existing Patents and Restricted Rights Project Patents related to Protein Candidates and (ii) the opportunity to review and comment on any or all such communications. Lexicon shall provide its comments on any such communication within [**] after receipt of such communication, and should no comments be received by Genentech on or before the [**], then it shall be deemed that Lexicon has no comment to make on such communication. Genentech shall reasonably consider comments and suggestions provided in a timely manner by Lexicon. Lexicon shall maintain any such communications in confidence. All such communications provided to Lexicon pursuant to this Section shall be sent to a person to be designated by Lexicon by written notice to Genentech.

(e) Cessation of Prosecution or Maintenance. Genentech shall give prior written notice to Lexicon of any decision by Genentech to cease the prosecution (including any interference) and maintenance of (i) Project Patents related to a specific Project or (ii) Lexicon Pre-Existing Patents or Restricted Rights Project Patents related to a Protein Candidate and, in such case, Lexicon shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Lexicon continues such prosecution or maintenance, Genentech shall execute such documents and perform such acts as may be reasonably necessary for Lexicon to continue such prosecution or maintenance.

8.4      INFRINGEMENT AND MISAPPROPRIATION.

(a) Notice. Each Party shall promptly notify the other Party in writing of any alleged infringement or misappropriation, of which it becomes aware, by any person of any intellectual property licensed or sublicensed to a Party under this Agreement.

(b) Infringement of Lexicon Knock-Out Technology, Project Patents and Lexicon Pre-Existing Patents involving Small Molecule Drugs, and Restricted Rights Project Patents. Lexicon shall have the sole right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement of (i) Lexicon Knock-Out Technology, (ii) Project Patents and Lexicon Pre-Existing Patents involving infringement or alleged infringement of a Small Molecule Drug, and (iii) Restricted Rights Project Patents (except to the extent exclusively licensed to Genentech), including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice. Any damages or other monetary awards recovered by Lexicon shall be owned by Lexicon.

      (c) Notwithstanding the above, if the infringement or alleged infringement relates to Lexicon Knock-Out Technology specifically related to a Protein Candidate or to Project Patents and Lexicon Pre-Existing Patents involving infringement or alleged infringement of a Small Molecule Drug, Lexicon shall have the first right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice, provided that Lexicon keeps Genentech reasonably informed of the progress of such suit, proceeding or legal action and provides Genentech with copies of any substantive documents related to such suit, proceeding or legal action and reasonable notice thereof. Lexicon shall notify Genentech of its decision to exercise its right to enforce Lexicon Knock-Out Technology specifically related to a Protein Candidate or to Project Patents and Lexicon Pre-Existing Patents involving infringement or alleged infringement of a Small Molecule Drug not later than [**] following its discovery or notice of alleged infringement of Lexicon Knock-Out Technology specifically related to a Protein Candidate or to Project Patents and Lexicon Pre-Existing Patents involving infringement or alleged infringement of a Small Molecule Drug. Genentech shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lexicon decides not to institute an infringement suit, proceeding or other legal action that Genentech feels is reasonably required to protect such Lexicon Knock-Out Technology specifically related to a Protein Candidate or to Project Patents and Lexicon Pre-Existing Patents involving infringement or alleged infringement of a Small Molecule Drug, Genentech shall have the right, at its sole discretion, to institute such suit, proceeding or other legal action and Lexicon shall have the right to be represented in such suit, proceeding or legal action, at its own expense, by counsel of its own choice. For this purpose, the Party not bringing the suit shall execute such legal papers necessary for such suit as may be reasonably requested by the Party bringing suit.

In the case of infringement or alleged infringement of a Project Patent, Genentech in its sole discretion, may elect to assign such a Project Patent to Lexicon so that Lexicon may maintain such suit, proceding or legal action in its own name. In such event, the licenses to Genentech under such a Project Patent shall remain unaffected.

If Lexicon brings an action under this Subsection, any damages or other monetary awards recovered by Lexicon shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, such balance shall be the property of Lexicon. If Lexicon fails to bring an action under this Subsection, but Genentech brings an action, any damages or other monetary awards recovered by Genentech shall be applied first to defray the costs and expenses (including actual and reasonable attorneys'

fees) incurred in the action by the Parties. The balance that remains shall be the property of Genentech

      (d) Infringement of Genentech Gene Patents and Know-How, Project Patents and Know-How, and Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents related to Protein Candidates. Genentech shall have the sole right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement of (i) Genentech Gene Patents and Know-How, and (ii) (A) Project Patents and Know-How and (B) Lexicon Pre-Existing Patents and Know-How (except to the extent such infringement or alleged infringement relates to the development of Small Molecule Drugs, which shall be controlled by subsection (c) above) and Restricted Rights Project Patents and Know-How (to the extent exclusively licensed to Genentech) related to Protein Candidates, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice. Any damages or other monetary awards recovered by Genentech shall be owned by Genentech.

      (e) If Genentech brings action under Subsection (d) above with respect to (i) Project Patents and Know-How or (ii) Lexicon Pre-Existing Patents and Know-How or Restricted Rights Project Patents and Know-How (to the extent exclusively licensed to Genentech) related to Protein Candidates, any damages or other monetary awards recovered by Genentech shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, Lexicon shall retain as its own property an amount of compensatory damages equal to the royalty that Lexicon would otherwise be entitled to under this Agreement if such remaining balance was treated as Genentech Net Sales. If any balance remains after Lexicon's retained amount, such balance shall be the property of Genentech.

8.5 NOTICE OF INFRINGEMENT BY A PARTY. If the making, using, importing, offer for sale, or selling a Licensed Product results in a claim against a Party of patent infringement by any Third Person, the Party first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

If any notice of infringement is received by, or a suit is initiated against, either Party with respect to any Licensed Product, the Parties shall consult in good faith regarding the best response.

Notwithstanding the foregoing, if the claim involves an allegation of a violation of the trade secret rights of a Third Person, the Party accused of such violation shall have the obligation to defend against such claim and shall indemnify the other Party against all costs associated with such claim.

8.6 LITIGATION EXPENSES. Each Party shall assume and pay all of its own out-of-pocket expenses incurred in connection with all litigation described in this Article 8, including without limitation, the fees and expenses of that Party's counsel.

8.7 SETTLEMENT APPROVAL. No settlement, consent judgment or other voluntary final disposition of a suit being prosecuted by a Party under this Article may be entered into without the consent of the other Party if such settlement, consent judgment or other voluntary final disposition would alter, derogate, or diminish such other Party's rights under the Agreement, which consent will not be unreasonably withheld or delayed.

8.8 PATENT TERM EXTENSIONS. When appropriate, the Parties shall cooperate with each other in gaining patent term extension. All filings for such extension shall be made by the Party that is the owner of the patent

8.9 AUDIT RIGHTS REGARDING INVOICES. In the event there is a good faith dispute over an amount owed by a Party under this Article, the disputed payment may be delayed, and such payment will not be considered delinquent pending a resolution of the Parties' dispute. Section 7.13 (i.e., "Royalty and Reasonable Expenses Records; Audit Rights") is applicable with regard to all invoices submitted by a Party to the other Party under this Article.

                                    ARTICLE 9

                                 CONFIDENTIALITY

9.1 OBLIGATIONS. Except upon obtaining the other Party's prior written consent to the contrary, each Party agrees that it will, for a period of [**] after the expiration or early termination of the entire Agreement:

      (i) maintain in confidence, and not disclose to any person (except as provided in Section 9.2), the other Party's Confidential Information or any Project Confidential Information; and

      (ii) not use such Confidential Information for any purpose except as contemplated in this Agreement.

9.2   AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.

      (a) Permitted Persons. Each Party may disclose Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, to its and its Affiliates' (or the other Party's and its Affiliates') directors, employees, agents, consultants, permitted
(sub)licensees, suppliers, and other Third Persons who:

      (i) need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and

      (ii) are bound by written confidentiality and non-use obligations no less stringent than those contained herein.

      (b) Legally Required or Necessary. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, to any person or to a government or regulatory authority to the extent that such disclosure is:

      (i)   required by Applicable Law; or

      (ii) otherwise necessary for filing a patent application, prosecuting, maintaining, or enforcing a patent, obtaining or maintaining authorizations to conduct pre-clinical or clinical studies regarding a product, or obtaining or maintaining a registration regarding a product (provided such Party is entitled at the time to engage in such activities under this Agreement).

Prior to disclosing the other Party's Confidential Information or Project Confidential Information under this Subsection (b), the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the applicable law to minimize the disclosure of such Confidential Information.

      (c) Court Orders. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, pursuant to an order of a regulatory authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

      (d) Legal Actions. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, as is necessary to pursue or defend against a legal or regulatory action related to this Agreement.

9.3 DISCLOSURE OF THE TERMS OF THE AGREEMENT. Each Party agrees that it will maintain in confidence, and not to disclose, the terms of this Agreement without the prior written consent of the other Party, except as authorized under Subsections (a), (b), (c), or (d) of Section 9.2. In addition, if a Party receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of the Agreement, that Party may provide a copy of the Agreement to such tax authority representative without

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

advance notice to or the consent or cooperation of the other Party, but the disclosing Party must notify the other Party of the disclosure as soon as practical.

9.4 PUBLICITY ABOUT THE AGREEMENT. If a Party desires to issue a press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of the products hereunder, it must first obtain the other Party's written approval of the proposed release or announcement; provided that such approval shall not be unreasonably withheld if required pursuant to the disclosure requirements of the Securities and Exchange Commission ("SEC") or the national securities exchange or other stock market on which such Party's securities are traded ("Exchange"). All press releases and other publicity will conform to the publicity strategy and policy developed by the Steering Committee in accordance with Section 2.2(v). Without limiting the generality of the foregoing, each Party agrees that the other Party will have no less than [**] to review and provide comment regarding any such proposed press release or publicity, unless a shorter review time is agreed to by both Parties. Neither Party may use any trademarks, logos, or symbols associated with the other Party without the prior written permission of such other Party. In the event that one Party reasonably concludes that a given disclosure is required by law and the other Party disagrees with the substance or extent of the disclosure, then the Party seeking such disclosure shall either (i) limit said disclosure to address the concerns of the other Party, or (ii) provide a written opinion from counsel stating that such disclosure is indeed required by law. With respect to complying with the disclosure requirements of the SEC, in connection with any required SEC filing of this Agreement, the filing Party shall seek confidential treatment of portions of this Agreement from the SEC and the other Party shall have the right to review and comment on such an application for confidential treatment prior to its being filed with the SEC. The non-filing Party shall provide its comments, if any, on such application as soon as practicable and in no event later than [**] after such application is provided to the non-filing Party. Notwithstanding the foregoing, Genentech shall not be prohibited from making a statement regarding the development or commercialization of a Protein Candidate, Licensed Product or Small Molecule Drug and Lexicon shall not be prohibited from making a statement regarding the development or commercialization of a Small Molecule Drug.

9.5 PUBLICATIONS. Genentech and Lexicon (as applicable, the "Publishing Party") may each publish or present data and/or results generated by or on behalf of such Publishing Party utilizing Knock-Out Mice or Progeny, subject to the prior review of the proposed disclosure by the other Party (the "Reviewing Party") solely to determine (i) whether the proposed disclosure contains Confidential Information of the Reviewing Party or Project Confidential Information or (ii) whether information contained in the proposed disclosure should be the subject of a patent application to be filed by Lexicon or Genentech prior to such disclosure. The Publishing Party shall provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses the results of research conducted utilizing the Knock-Out Mice or Progeny by delivering a copy thereof to the Reviewing Party no less than [**] before its intended submission for publication or presentation. The Reviewing Party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the Publishing Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party or Project Confidential Information. In the event the Reviewing Party objects to the disclosure, the Publishing Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable (subject, in all events, to Article 8) or, in the case of Confidential Information of the Reviewing Party, to allow the Publishing Party to delete any Confidential Information of Reviewing Party from the proposed disclosure. Each Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request. Notwithstanding the foregoing, publication of Patent applications shall not be subject to this Section 9.5

                                   ARTICLE 10

                        TERM AND TERMINATION OF AGREEMENT

10.1 TERM. This Agreement commences on the Effective Date and will remain in full force and effect, unless earlier terminated as provided in this Article 10, until the later of: (i) [**] after the last Project Gene becomes a Rejected Project hereunder; or (ii) the expiration of all royalty obligations under this Agreement between the Parties.

10.2  GENENTECH'S UNILATERAL RIGHT TO TERMINATE.

      (a) In the event that: (I) less than two hundred twenty-five (225) Project Genes reach chimeric mouse stage within twenty-four (24) months of designation of Project Genes under Section 3.1(e), or (II) less than sixty-six percent (66%) of Project Genes have completed First Pass Phenotypic Analysis within thirty-six
(36) months of designation of Project Genes under Section 3.1(e), then in either case, Genentech shall have the right to terminate this Agreement, and

      (i) Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Project Patents and Know-How, Lexicon Pre-Existing Patents and Know-How and deliver Project Materials (to the extent not previously provided) related to such Projects;

      (ii) Lexicon shall refund Genentech a portion of the upfront payment paid to Lexicon under Section 7.1 in an amount equal to 1/36th of such up-front payment for each month fewer than 36 months after the Effective Date have elapsed at the time of such termination, and Lexicon shall repay all amounts drawn down under the Note Agreement;

      (iii) all licenses granted by Genentech to Lexicon shall terminate;

      (iv) all rights and licenses granted by Lexicon to Genentech shall continue; and

      (v) Genentech shall have no further payment obligations to Lexicon under this Agreement with respect to milestone payments, royalties or otherwise (notwithstanding the continuation of Genentech's rights and licenses hereunder).

      (b) In the event that at least sixty-six percent (66%) but less than eighty percent (80%) of Project Genes have completed First Pass Phenotypic Analysis within thirty-six (36) months of designation of Project Genes under
Section 3.1(e), then Genentech shall have the right to terminate this Agreement, and

      (i) Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Project Patents and Know-How, Lexicon Pre-Existing Patents and Know-How and deliver Project Materials (to the extent not previously provided) related to such Projects;

      (ii) Lexicon shall repay all amounts drawn down under the Note Agreement; and

      (iii) all licenses granted by Genentech to Lexicon shall terminate;

      (iv) all rights and licenses granted by Lexicon to Genentech shall continue; and

      (v) Genentech shall have no further payment obligations to Lexicon under this Agreement with respect to milestone payments, royalties or otherwise (notwithstanding the continuation of Genentech's rights and licenses hereunder); provided that Lexicon shall have the right to select up to ten (10) Protein Candidates for which First Pass Phenotypic Analysis has been completed and Lexicon Pre-Existing Patents or Project Patents have been filed for which Genentech shall have royalty obligations under Section 7.8.

10.3 TERMINATION FOR INSOLVENCY OR BANKRUPTCY. Either Party may, by written notice, terminate this Agreement with immediate effect if the other Party:

      (i)   makes a general assignment for the benefit of creditors;

      (ii)  files an insolvency petition in bankruptcy;

      (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

      (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

      (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor or sublicensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI, U.S. Code (the "Bankruptcy Code"), licenses (or, if applicable, sublicenses) of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each licensee (or, if applicable, sublicensee) of such rights under this Agreement shall retain and may fully exercise all rights and elections it would have in the case of a licensor (or sublicensor) bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed or sublicensed to the other Party.

10.4  SURVIVING OBLIGATIONS. The rights and obligations of the Parties under
Article 1 (Definitions), Article 9 (Confidentiality), Article 11 (Disclaimers, Representations and Warranties), Article 12 (Indemnification), and Article 13 (General Provisions) survive the termination or expiration of this Agreement. Also, termination or expiration of the Agreement shall not affect the rights and obligations of the Parties that by their nature survive, including, but not limited to, those in Article 8 (Intellectual Property Responsibilities) and, to the extent applicable, the effects of termination contained in Sections 10.2 through 10.4. The provisions of Sections 7.8 through 7.13 shall survive termination of this Agreement under Section 10.2(b) with respect to the Protein Candidates specified therein. The provisions of Sections 7.7 through 7.13 shall survive termination of this Agreement under Section 10.3. Finally, except as specifically provided to the contrary in this Agreement, termination or expiration of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration and shall not relieve the Parties of any obligations accrued hereunder prior to such termination or expiration. This Section survives the termination or expiration of this Agreement for any reason.

                                   ARTICLE 11

                  DISCLAIMERS, REPRESENTATIONS, AND WARRANTIES

11.1 CORPORATE EXISTENCE AND AUTHORITY. Each Party represents and warrants to the other Party that:

      (i) it is a corporation or entity duly organized and validly existing under the law of the state or country of its incorporation; and

      (ii) it has the full authority to enter into and perform all of the duties and obligations contemplated under this Agreement.

11.2 AUTHORIZED EXECUTION; BINDING OBLIGATION. Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement have been duly authorized and approved by all necessary corporate action and that this Agreement is binding, upon and enforceable against it in accordance with the Agreement's terms (subject to bankruptcy and similar laws affecting the rights of creditors generally).

11.3 NO CONFLICTS. Each Party represents and warrants that its execution, delivery, and performance of this Agreement:

      (i) does not, except as otherwise described in this Agreement, require the approval or consent of any Third Person, which has not already been obtained;

      (ii) does not, to the best of its knowledge, contravene any Applicable Law; and

      (iii) does not contravene the provisions of, nor constitutes a default under, its Certificate of Incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory.

11.4 NO DEBARMENT. Each Party represents and warrants to the other that it is not debarred under the Generic Drug Enforcement Act of 1992 (the "Act") and is in compliance with the provisions of such Act. Each Party also covenants that, while this Agreement is in effect, it will comply with such Act, will not become debarred under the Act, and will not use in connection with this Agreement the services of any person debarred under such Act. Finally, upon request by the other Party, a Party will certify its compliance with the Act and this Section in writing to such other Party. If, at any time, a Party breaches a covenant under this Section, the breaching Party shall immediately notify the other Party of such fact.

11.5 REPRESENTATIONS AND WARRANTIES REGARDING LICENSES. With regard to each license granted under this Agreement, the Party granting such license (the "Granting Party") will be deemed to represent and warrant to the other Party, at the time any such license is granted, that, to the Granting Party's Actual
Knowledge:

      (a) the Granting Party's grant of such license does not require the approval or consent of any person or entity, which has not already been obtained;

      (b) the Granting Party's grant of such license does not contravene any Applicable Law;

      (c) the Granting Party's grant of such license does not contravene the provisions of, nor constitutes a default under, the Granting Party's Certificate of Incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which the Granting Party is a signatory;

      (d) the Granting Party has the ability and right to grant the other Party such license;

      (e) except as previously identified in a written notice, the Granting Party has not received, nor been made aware of, any communications alleging that its practice of the licensed intellectual property rights has infringed or misappropriated (or that it, or the other Party, will infringe or misappropriate in carrying out such license) the intellectual property rights of any person or entity;

      (f) except as previously identified in a written notice, there have been no claims made against the Granting Party asserting the invalidity, abuse, misuse, or unenforceability of the licensed intellectual property rights; and

      (g) there are no outstanding encumbrances on, licenses under, or covenants-not-to-sue with respect to the licensed intellectual property rights, which, in the case of licenses or covenants not-to-sue, would conflict with the rights granted herein.

11.6 DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

11.7 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

                                   ARTICLE 12

                                 INDEMNIFICATION

12.1  INDEMNIFICATION OBLIGATIONS.

      (a) Genentech's Obligation. Genentech will defend, indemnify, and hold harmless Lexicon, its Affiliates and their respective directors, officers, shareholders, employees, and agents ("Lexicon Indemnitees"), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys' fees ("Damages"), arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against a Lexicon Indemnitee that is due to or based upon:

      (i) any breach of a representation, warranty, covenant, obligation, or agreement of Genentech under this Agreement;

      (ii) any grossly negligent or more culpable act of Genentech or a Genentech Affiliate or sublicensee, or their respective directors, officers, shareholders, employees, and agents related to this Agreement; or

      (iii) the development, manufacture, marketing, sale or other disposition, offer to sell, use, importation, or exportation of a Licensed Product, Protein Candidate or other product in the Field by Genentech or Genentech's Affiliates, sublicensees, subcontractors, or customers, or the customers of Genentech's Affiliates and sublicensees (any of clauses of (i) through (iii), a "Lexicon Third Person Claim").

However, Genentech shall not indemnify or hold harmless Lexicon Indemnitees from Damages from a Lexicon Third Person Claim to the extent that such Damages are finally determined to have resulted from the acts or omissions of a Lexicon Indemnitee or Third Person. Genentech's obligations under this Subsection shall survive the expiration or termination of this Agreement for any reason.

      (b) Lexicon's Obligation. Lexicon will defend, indemnify, and hold harmless Genentech, its Affiliates and their respective directors, officers, shareholders, employees and agents ("Genentech Indemnitees"), from and against any and all Damages arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against a Genentech Indemnitee that is due to or based upon:

      (i) any breach of a representation, warranty, covenant, obligation, or agreement of Lexicon under this Agreement;

      (ii) any grossly negligent or more culpable act of Lexicon or a Lexicon Affiliate or sublicensee, or their respective directors, officers, shareholders, employees, and agents related to this Agreement (any of clauses (i) through (ii), a "Genentech Third Person Claim"); or

      (iii) the development, manufacture, marketing, sale or other disposition, offer to sell, use, importation, or exportation of a Small Molecule Drug by Lexicon or Lexicon's Affiliates, sublicensees, subcontractors, or customers, or the customers of Lexicon's Affiliates and sublicensees.

However, Lexicon shall not indemnify or hold harmless Genentech Indemnitees from Damages from a Genentech Third Person Claim to the extent that such Damages are finally determined to have resulted from the acts or omissions of a Genentech Indemnitee or Third Person. Lexicon's obligations under this Subsection shall survive expiration or termination of this Agreement for any reason.

12.2  INDEMNIFICATION PROCEDURES.

      (a)   Notice. Promptly after a Genentech Indemnitee or a Lexicon

Indemnitee (each, an "Indemnitee") receives notice of a pending or threatened Lexicon Third Person Claim or Genentech Third Person Claim, as the case may be (an "Action"), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 12 (the "Indemnifying Party"). However, an Indemnitee's delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

      (b) Defense. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than [**] after receipt of the Indemnitee's original notice) notify the Indemnitee in writing of its intention to either compromise or defend such Action. Once the Indemnifying Party notifies the Indemnitee of its election to assume the defense of an Action, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

      (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

      (ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying

      Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf);

      (iii) the Indemnifying Party does not employ counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action;

      (iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

      (v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee.

      (c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating jointly in the defense of such Action) and conduct the defense of such Action in a prudent manner.

      (d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. In any event, the Indemnitee shall have no right to settle any such Action without the prior written consent of the Indemnifying Party, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitee, and (iii) the Indemnifying Party's rights under this Agreement are not adversely affected; any settlement under this Subsection (d) without the prior written consent of the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Article 12.

12.3  INSURANCE.

      (a) During the term of this Agreement, each Party shall maintain an ongoing basis, Commercial General Liability ("CGL") insurance, including contractual liability, in the minimum amount of [**] per occurrence and [**] annual aggregate combined single limit for bodily injury and property damage liability; provided that Lexicon may satisfy such requirement by maintaining a combination of CGL insurance and umbrella insurance in such combined per occurrence and aggregate amounts. Within [**] of the

Effective Date, the Parties shall provide one another with their respective certificates of such insurance. The aggregate deductible under CGL shall be reasonably satisfactory to the other Party. The insurance policy shall be an occurrence or claims-made form, but if only on a claims made form, the insurance coverage shall be maintained for at least [**] following completion of the work performed under this Agreement.

      (b) Commencing not later than [**] prior to the first use in humans of the first potential Licensed Product and thereafter for the period of time required below, Genentech shall obtain and maintain on an ongoing basis Products Liability insurance (including contractual liability), with a reputable carrier, in the amount of at least [**] per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. No later than [**] prior to the first use in humans of the first potential Licensed Product with respect to the Product Liability insurance coverage, Genentech shall provide to Lexicon a certificate evidencing all such coverage required hereunder. Thereafter Genentech shall maintain such Products Liability insurance coverage without interruption during the term of this Agreement and for a period of at least [**] after the expiration or termination of the term, except as provided under the next paragraph below.

      (c) In addition, the Parties agree with respect to (a) and (b) above that:

      (i) The Parties shall use Commercially Reasonable Efforts to name each other as additional insureds under their respective CGL and Products Liability insurance;

      (ii) Each of the above insurance policies shall be primary insurance as respects each Party's participation under this Agreement; and

      (iii) Each of the above insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of "A" or better.


                                   ARTICLE 13

                               DISPUTE RESOLUTION

13.1 INTERNAL RESOLUTION. The Parties shall attempt to settle any dispute, controversy or claim arising out of or relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any determination as to the validity of the Parties' patents (hereinafter, the "Dispute"), in accordance with the provisions of this Section 13.1. The Parties have entered into the Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any Dispute amicably. Accordingly, the Parties agree that if any Dispute should arise, it shall be referred to a member of senior management from each of the Parties and from any sublicensee (if any).

13.2 ARBITRATION. Should the senior management be unable to resolve the dispute, any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be settled by final and binding arbitration pursuant to the Arbitration Rules of the American Arbitration Association as hereinafter provided:

      (a) The arbitration tribunal shall consist of three arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. If one party fails to nominate its arbitrator or, if the parties' arbitrators cannot agree on the person to be named as chairman within [**], the President of the American Arbitration Association shall make the necessary appointments for arbitrator or chairman.

      (b) The place of arbitration shall be in a neutral location (i.e., not California or Texas) to be decided by the Party not initiating such arbitration, and the arbitration proceedings shall be held in English. The procedural law of the State of Delaware shall apply where the said Arbitration Rules are silent.

      (c) The decision of the arbitration tribunal must be in writing and must specify the basis on which the decision was made, and the award of the arbitration tribunal shall be final and judgement upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

                                   ARTICLE 14

                               GENERAL PROVISIONS

14.1 COMMON INFORMATION TECHNOLOGY. In order to facilitate efficient communication between Genentech and Lexicon regarding the Projects, the Parties agree to establish and maintain a secure communication link between Genentech and Lexicon and work together to identify and support hardware, software, and services, in accordance with Genentech's platforms and technology architecture, appropriate for the sharing of Project information. Each Party shall bear its own costs identifying, acquiring, operating, and maintaining such hardware, software, and services.

14.2 LEGAL COMPLIANCE. Each Party will comply with all Applicable Laws in the performance of its obligations or the exercise of its rights hereunder.

14.3 ASSIGNMENT. (a) Neither Party may assign this Agreement (nor any part thereof) without the prior written consent of the other Party. Notwithstanding the foregoing, if either Party is a party to a merger and it will not be the surviving entity of such transaction, such Party may assign, without the other Party's prior written consent (but with [**] prior written notice to the other Party) all of its rights and obligations hereunder to the surviving or new entity resulting from such merger so long as the surviving or new entity expressly agrees in writing to assume all obligations of such Party under this Agreement.

      (b) Any attempted assignment of this Agreement, other than as allowed in this Section, will be of no force or effect. Subject to the provisions set forth in this Section, this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the Parties.

14.4 INDEPENDENT CONTRACTORS. It is understood and agreed that the Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent of the other Party or to have a fiduciary responsibility to such other Party for any purpose whatsoever. The rights and obligations of each Party under this Agreement do not constitute the formation of a partnership for federal, state, or any other tax purpose. Each Party shall file all income tax returns consistent with that position. Neither Party will have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

14.5 GOVERNING LAW. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the State of Delaware exclusive of its conflicts of laws principles.

14.6 ENTIRE AGREEMENT. This Agreement, including all Exhibits, Schedules and attachments hereto, constitutes the entire agreement between Lexicon and Genentech with respect to the subject matter hereof, and all previous or other negotiations, representations and understandings with respect to the subject matter hereof between Lexicon and Genentech, including without limitation, the Origianl Agreement, are superceded as of the Effective Date. This Agreement has been prepared jointly and will not be strictly construed against either Party.

14.7 SEVERABILITY. All rights and restrictions contained herein may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, will be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, will remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, the Parties will promptly negotiate a suitable resolution (potentially even termination of the Agreement) in good faith.

14.8 FORCE MAJEURE. Any delays in, or failure of, performance of any obligations of a Party will not constitute a default hereunder or give rise to any claim for damages, if, and to the extent, caused by Force Majeure. The Party asserting this Section will promptly notify the other Party of the event constituting Force Majeure, of all relevant details of the occurrence, and an estimate of how long such Force Majeure event shall continue. The affected Party will also take reasonable and diligent actions to cure such cause, and the Parties will consult with each other in order to find a fair solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

14.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.10 NOTICES. All notices, statements, and reports required to be given under this Agreement will be in writing, delivered in person, via registered or certified mail postage prepaid, or through a professional courier service (e.g., FedEx or DHL), and addressed as follows:

            To Lexicon:          Lexicon Genetics Incorporated
                                 8800 Technology Forest Place
                                 Woodlands, TX 77381-1160
                                 Fax: (281) 863-8088
                                 Phone: (281) 863-3000
                                 Attn: President, CEO

            With a copy to:      General Counsel

            To Genentech:        Genentech, Inc.
                                 1 DNA Way
                                 South San Francisco, California  94080
                                 Fax: (650) 952-9881
                                 Phone: (650) 225-1000
                                 Attn: Corporate Secretary

            With a copy to:      Vice President, Research

Notice will be deemed to have been given when delivered if personally delivered on a business day, on the [**] after dispatch if sent by a professional courier, and on the [**] following the date of mailing if sent by registered or certified mail. A Party may change the address to which notices to such Party are to be sent by giving written notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile or e-mail, provided that the Party giving such notice obtains acknowledgment by facsimile or e-mail that such notice has been received by the Party to be notified. Notices made in this manner will be deemed to have been given when such acknowledgment has been transmitted.

14.11 WAIVER. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such provision or any other provision of this Agreement. The written waiver by either Party, pursuant to this Section 14.11, of any provision or requirement hereunder will neither be deemed nor operate as a future waiver of such or any other provision or requirement.

14.12 MODIFICATIONS. No amendment, waiver or modification of this Agreement will be valid or binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

14.13 HEADINGS. All headings and captions used in this Agreement are for convenience only, and are not intended to have any substantive effect.

14.14 NO IMPLIED LICENSES. Except as specifically provided for in this Agreement, neither Party grants, expressed or implied, any license to the other Party under this Agreement.

14.15 NO THIRD PARTY BENEFICIARIES: Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Third Person other than the Parties and their respective successors and permitted assigns.

14.16 R&D TAX CREDITS. To the extent permitted by Applicable Law, Genentech will be entitled to any tax credits due on account of research and development expenses it pays to Lexicon under this Agreement.

14.17 RESPONSIBLE FOR SUBLICENSEES. If a Party sublicenses to another person any of the rights it received under this Agreement from the other Party, such Party agrees to remain responsible to other Party for the performance and compliance of such sublicensee with all obligations under this Agreement that apply to such sublicensee.

                        [The rest of this page is blank]

14.18 FURTHER ACTIONS. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

            IN WITNESS WHEREOF, each Party has executed this Agreement by its respective, duly authorized officer as of the day and year herein written.

GENENTECH, INC.                         LEXICON GENETICS INCORPORATED

/s/ Arthur D. Levinson                  /s/ Arthur T. Sands
-------------------------------------   ----------------------------------------
By: Arthur D. Levinson                  By: Arthur T. Sands
Title: CEO                              Title: President and CEO

                                    EXHIBIT A

        Comprehensive Therapeutic Protein Discovery & Validation Program

                 FIRST Pass Phenotypic Analysis of Project Genes

                                      [**]

                                    EXHIBIT B

                              SUBLICENSE AGREEMENT

      THIS SUBLICENSE AGREEMENT (this "Agreement") is made and entered into this seventeenth (17th) day of December, 2002 (the "Effective Date") by and between LEXICON GENETICS INCORPORATED, a Delaware corporation ("Lexicon"), and GENENTECH, INC., a Delaware corporation ("Genentech").

                                    RECITALS:

      WHEREAS, Lexicon holds a license from GenPharm International Inc. ("GenPharm") under certain Patent Rights (as defined herein) relating to the use of "isogenic DNA constructs" in gene targeting for the generation of transgenic and knock-out mice, and has the right to grant sublicenses under said Patent Rights; and

      WHEREAS, Genentech desires to obtain from Lexicon, and Lexicon desires to grant to Genentech, a sublicense under the Patent Rights in the Field of Use upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

      1. DEFINITIONS. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

            1.1 "Academic Collaborator" shall mean a principal investigator, employed by a university or other not-for-profit academic research institution, who is performing collaborative research with or sponsored research for Genentech involving use of a Mutant Mouse or Progeny.

            1.2 "Contract Service Provider" shall mean any Third Party that enters into an agreement with Genentech providing for the performance of services for Genentech, on a fee-for-service basis, relating to [**] of Mutant Mice or Progeny.

            1.3 "Field of Use" shall mean (i) the generation and development of Mutant Mice by Genentech at its internal research facilities and (ii) the use of Mutant Mice and Progeny, including the breeding thereof, by Genentech and, subject to the terms and conditions of Sections 2.2 and 2.3, by Genentech's Academic Collaborators and Contract Service Providers, at the internal research facilities of Genentech, such Academic Collaborators or Contract Service Providers, in each case for research purposes only, including research directed toward the discovery, development and commercialization of human therapeutic and diagnostic products. The Field of Use shall specifically exclude (i) the development of a library of mouse embryonic stem cells, (ii) the sale, lease or other transfer for consideration of any Mutant Mouse or Progeny, (iii) the use of any

      Mutant Mouse or Progeny for consideration (including, without limitation, use of any Mutant Mouse or Progeny in contract testing services) and (iv) the generation, development, manufacture or importation of any Mutant Mouse or Progeny for any of the foregoing. The Field of Use shall further exclude the generation, development and use of (i) any transgenic mouse containing unrearranged human immunoglobulin DNA or inactivated murine immunoglobulin DNA, (ii) any mouse as a model for Alzheimer's disease based upon (beta)-amyloid precursor protein coded for by the App gene or mutated forms thereof, (iii) any immunomodified mouse model for the study of transplanted human cells or (iv) any transgenic immunomodified mouse for use in studies of human allergenicity of non-therapeutic proteins or peptides and in research directed toward the development of non-therapeutic proteins or peptides that demonstrate a reduction in human allergenicity (for purposes of which, "non-therapeutic proteins or peptides" shall mean proteins or peptides for use in cosmetic, cleaning and other non-therapeutic consumer products).

            1.4   "Mutant Mouse" shall mean any mouse cell or mouse generated or developed by Genentech through use of any product or process covered by a Valid Claim of the Patent Rights. As used herein, a "line of Mutant Mice" shall mean all mouse cells and mice with a mutation in the same gene.

            1.5 "Patent Rights" shall mean all of Lexicon's rights and interests in and to [**] (i) the United States patents and patent applications listed in Exhibit A, (ii) any patents issuing from such patent applications, (iii) any continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing, and (iv) all foreign counterparts of any of the foregoing.

            1.6 "Progeny" shall mean any mouse cells or mice, including successive generations thereof, that are produced or developed by Genentech, its Academic Collaborators or Contract Service Providers by breeding a Mutant Mouse with any other mouse (including, without limitation, any other Mutant Mouse); provided, however, that Progeny shall not include, and the rights and licenses granted under this Agreement shall not extend to, any mouse cell or mouse that is produced or developed by breeding a Mutant Mouse with any mouse, other than another Mutant Mouse, that contains a mutation in its genome which was generated or developed, or whose progenitors include a mouse containing such mutation which was generated or developed, through use of any product or process covered by a Valid Claim of the Patent Rights.

            1.7 [**] shall mean any [**]; provided, however, that [**] specifically excludes [**].

            1.8 "Third Party" shall mean any person or entity other than Lexicon and Genentech.

            1.9 "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

2.    GRANT OF SUBLICENSE AND RELEASE.

            2.1 Subject to the terms and conditions of this Agreement, Lexicon hereby grants to Genentech, during the term of this Agreement, a worldwide, royalty-free, non-exclusive right and sublicense under the Patent Rights in the Field of Use, to the extent not prohibited by other patents, (i) to make (but not have made) up to a total of [**] lines of Mutant Mice per calendar year during the term of this Agreement, and (ii) to breed and use such Mutant Mice and Progeny. Nothing in this Agreement shall be construed to confer upon Genentech any rights under the Patent Rights outside the Field of Use.

            2.2 Genentech shall have the right to transfer Mutant Mice and Progeny to Academic Collaborators subject to the terms and conditions of this Section 2.2. Any such transfer shall be made pursuant to a material transfer agreement or other agreement containing terms relating to the transfer of such material that expressly (i) prohibit the use of such Mutant Mice and Progeny thereof for any purpose other than such Academic Collaborator's collaborative research with Genentech in the Field of Use and (ii) prohibit the transfer of such Mutant Mice or Progeny thereof by such Academic Collaborator to any Third Party.

            2.3 Genentech shall have the right to transfer Mutant Mice and Progeny to Contract Service Providers subject to the terms and conditions of this Section 2.3. Any such transfer shall be made pursuant to a material transfer agreement or other agreement containing terms relating to the transfer of such material that expressly (i) prohibits the use of such Mutant Mice and Progeny thereof for any purpose other than such Contract Service Provider's performance of services for Genentech, on a fee-for-service basis, relating to [**] of Mutant Mice or Progeny, (ii) prohibits the transfer of such Mutant Mice or Progeny thereof by such Contract Service Provider to any Third Party, and (iii) obligates such Contract Service Provider to return or destroy such Mutant Mice or Progeny upon the completion of its services for Genentech.

            2.4 Genentech shall not assert or enforce against Lexicon any claims of an issued patent arising from the use by Genentech, its Academic Collaborators or Contract Service Providers of a Mutant Mouse or Progeny, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from Genentech, prevent Lexicon from using or permitting others to use, [**] for research purposes directed towards the discovery, identification, selection or characterization of [**], any transgenic or knockout mouse or phenotypic data derived therefrom.

            2.5 Nothing in this Agreement shall be construed to confer upon Genentech any rights, by implication, estoppel or otherwise, to any patent, technology or intellectual property of Lexicon or any other entity other than the Patent Rights, regardless of whether such intellectual property rights shall be dominant or subordinate to any Patent Rights.

            2.6 Genentech shall be responsible for all development activities related to the generation of Mutant Mice and use of the Patent Rights, including the compliance with Third Party patent rights.

3.    LICENSE FEE.

            3.1 For the rights, privileges and sublicense granted hereunder, Genentech shall pay Lexicon a license fee of [**], payable within [**] of the Effective Date.

            3.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees that may be imposed by any government.

            3.3 Any payments by Genentech to Lexicon that are not paid on or before [**] the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at one and one half percent (1.5%) per month, calculated on the total number of days payment is delinquent.

            3.4 Payments to be made by Genentech to Lexicon under this Agreement shall be payable in United States dollars and shall be paid by check delivered to Lexicon at its principal office at The Woodlands, Texas or bank wire transfer in immediately available funds to such bank account in the State of Texas as is designated in writing by Lexicon from time to time.

      4. REPORTS AND RECORDS. Within thirty (30) days after the end of each calendar year, Genentech shall deliver to Lexicon a true and accurate written report listing the number of lines of Mutant Mice made by Genentech during such year, and certifying that Genentech has complied with its obligations under this Agreement.

      5. INFRINGEMENT OF PATENT RIGHTS. Lexicon shall have the exclusive right, but shall not be obligated, to prosecute any infringements of the Patent Rights. The total cost of any such infringement action commenced or defended by Lexicon shall be borne by Lexicon, and Lexicon shall keep any recovery or damages for past infringement derived therefrom.

      6.    INDEMNIFICATION AND LIMITATION OF LIABILITY.

            6.1 Genentech shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Lexicon and its directors, officers, employees and affiliates harmless from and against all claims, proceedings, demands, liabilities and losses of any kind whatsoever that are brought by a Third Party, including legal expenses and reasonable attorneys' fees, arising out of, based upon or resulting from the use of the

      Patent Rights hereunder [**] or the use, testing, marketing or sale of human therapeutic or diagnostic products by Genentech, its Academic Collaborators or Contract Service Providers, except to the extent that such claims, proceedings, demands, liabilities and losses result from Lexicon's gross negligence or willful misconduct.

            6.2   Indemnification Procedures.

                  (a) Notice. Promptly after a Genentech Indemnitee or a Lexicon Indemnitee (each, an "Indemnitee") receives notice of a pending or threatened Lexicon Third Person Claim or Genentech Third Person Claim, as the case may be (an "Action"), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this
            Article 12 (the "Indemnifying Party"). However, an Indemnitee's delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

                  (b) Defense. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee's original notice) notify the Indemnitee in writing of its intention to either compromise or defend such Action. Once the Indemnifying Party notifies the Indemnitee of its election to assume the defense of an Action, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

                  (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

                  (ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf);

                  (iii) the Indemnifying Party does not employ counsel
                        satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action;

                  (iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

                  (v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee.

                  (c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating jointly in the defense of such Action) and conduct the defense of such Action in a prudent manner.

                  (d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee,
            (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. In any event, the Indemnitee shall have no right to settle any such Action without the prior written consent of the Indemnifying Party, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitee, and (iii) the Indemnifying Party's rights under this Agreement are not adversely affected; any settlement under this Subsection (d) without the prior written consent of the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Article 12.

            6.3 Lexicon warrants to Genentech that it has the lawful right to grant the rights and licenses set forth in this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LEXICON AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF

      PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LEXICON THAT THE PRACTICE BY GENENTECH OF THE SUBLICENSE RIGHTS GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL EITHER PARTY OR ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THEY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

      7.    TERM AND TERMINATION.

            7.1 This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last-to-expire patent included within the Patent Rights.

            7.2 Upon any material breach or default of this Agreement by Genentech (including, but not limited to, breach or default under Section
      2.1 or use of the Patent Rights outside of the Field of Use), Lexicon shall have the right to terminate this Agreement and the rights, privileges and sublicense granted hereunder, effective on [**] written notice, unless Genentech shall have cured any such material breach or default prior to the expiration of such [**] period.

            7.3 If Genentech shall liquidate, dissolve, file a voluntary petition in bankruptcy, be adjudicated a bankrupt, make a general assignment for the benefit of creditors, admit in writing that it is insolvent or fail to discharge within [**] an involuntary petition in bankruptcy filed against it, this Agreement shall terminate upon written notice by Lexicon.

            7.4 No termination of this Agreement shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Sections 2.4, 2.5, 4, 5, 6, 7.4, 9, 11, 12 and 13 shall survive any termination of this Agreement.

      8. EXPORT CONTROLS. Genentech acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the relevant agency of the United States Government and/or written assurances by Genentech that Genentech shall not export data or commodities to certain foreign countries without prior approval of such agency. Lexicon does not represent that a license shall not be required nor that, if required, it shall be issued.

      9. CONFIDENTIALITY OF TERMS; PUBLICITY. The terms of this Agreement shall be treated as confidential and shall not be disclosed to anyone except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement and have an obligation to keep such terms confidential, or such other attorneys or agents who are performing due diligence on either party and who are under an implied obligation of confidentiality, without the written permission of the other party; provided that each party may disclose that Genentech has obtained a sublicense under the Patent Rights hereunder. If either party desires to release a public announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed.

      10. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, that Lexicon may, without such consent, assign its rights and obligations under this Agreement (i) to any affiliate or
      (ii) in connection with a merger, consolidation or sale of its assets to a Third Party; provided, however, that Lexicon's rights and obligations under this Agreement shall be assumed by its successor in interest in any such merger, consolidation or sale of assets transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      11. DISPUTE RESOLUTION. If any controversy or claim should arise under this Agreement, the matter shall be referred to an individual designated by the Chief Executive Officer (or equivalent position) of Lexicon and an individual designated by the Chief Executive Officer (or equivalent position) of Genentech (the "Representatives"), who will attempt in good faith to resolve such controversy or claim promptly by negotiations. If the matter has not been resolved within [**] of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity.

      12. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS. Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

      In the case of Genentech:

      Genentech, Inc.
      1 DNA Way
      South San Francisco, California 94080
      Attention: Corporate Secretary
      cc: Vice President of Research

      In the case of Lexicon:

      Lexicon Genetics Incorporated
      8800 Technology Forest Place
      The Woodlands, Texas 77381
      Attention: President
      cc: Vice President, Intellectual Property

      13.   MISCELLANEOUS.

            13.1 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

            13.2 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. The parties shall thereafter in good faith amend this Agreement to provide for an acceptable provision to replace such invalid or unenforceable provision.

            13.3 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

            13.4 Governing Law. All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

            13.5 No Trademark Rights. Except as otherwise provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to a party to use in any manner the names "Lexicon" or "Genentech," or any other trade name or trademark of a party or the names of any employees thereof, for any purpose.

            13.6 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

            13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.8 Independent Contractors. The relationship between Lexicon and Genentech is that of independent contractors. Lexicon and Genentech are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Lexicon shall have no power to bind or obligate Genentech in any manner, other than as is expressly set forth in this Agreement. Likewise, Genentech shall have no power to bind or obligate Lexicon in any manner other than is expressly set forth in this Agreement.


      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

                                 "GENENTECH"

                                 GENENTECH, INC.

                                 By: ___________________________________________
                                     Arthur D. Levinson
                                     Chief Executive Officer

                                 "LEXICON"

                                 LEXICON GENETICS INCORPORATED

                                 By: ___________________________________________
                                     Arthur T. Sands, M.D., Ph.D.
                                     President and Chief Executive Officer

                                   APPENDIX A

                                  PATENT RIGHTS

ISOGENIC DNA

U.S. Patent No. 5,789,215 issued August 4, 1998 entitled "Gene Targeting in Animal Cells Using Isogenic DNA Constructs"

                                    EXHIBIT C

                                 NOTE AGREEMENT

THIS NOTE AGREEMENT is entered into as of December 17, 2002 (this "Note Agreement"), between LEXICON GENETICS INCORPORATED, A Delaware corporation (herein called "Borrower"), and GENENTECH, INC., a Delaware corporation (herein called "Lender").

      1. COMMITMENT. Subject to all the terms and conditions of this Note Agreement and prior to the termination of its commitment as hereinafter provided, Lender hereby agrees to make a loan (the "Loan"), up to an aggregate principal amount not to exceed $4,000,000, pursuant to Article 7.14 of the Collaboration and License Agreement dated as of the date hereof, between Borrower and Lender (the "Collaboration Agreement"). The Loan shall become available to Borrower on or before December 31, 2002. The Loan shall be evidenced by a convertible promissory note, in the form of the Convertible Promissory Note attached as Exhibit A hereto and incorporated herein by this reference (the "Note"), which Note shall reflect the date of payment of the Loan (the "Effective Date"). The Loan will be advanced to Borrower in immediately available funds by wire transfer to a deposit account of Borrower in accordance with the wire transfer instructions set forth beneath Borrower's signature to this Agreement (as the same may be amended by written notice from Borrower to Lender).

      2.    LOAN.

            A. MATURITY DATE. Borrower promises to pay to Lender the entire outstanding principal balance (and all accrued interest thereon) of the Loan on or before the date (the "Maturity Date") that is the earlier of (i) December 31, 2005, (ii) six (6) months after the termination of the Collaboration Agreement or (iii) the date of an Event of Default as set forth in Section 8 below.

                  (1) PAYMENT IN NOTE SHARES. At Borrower's option, subject to the limitations set forth in Section 2.A.(3), on the Maturity Date, Borrower may elect to pay the outstanding principal balance (and all accrued interest thereon) of the Loan in (a) shares of Borrower's common stock, par value $0.001 per share (the "Common Stock"), pursuant to the Note (the "Note Shares"), (b) immediately available funds, or (c) a combination of Note Shares and immediately available funds.

                  (2) OPTIONAL PREPAYMENT. At Borrower's option, subject to the limitations set forth in Section 2.A.(3), Borrower may at any time, upon fifteen
(15) days written notice to Lender, prepay all or any portion of the outstanding principal balance (and all accrued interest on the principal amount so prepaid) of the Loan in (a) Note Shares pursuant to the Note, (b) immediately available funds, or (c) a combination of Note Shares and immediately available funds.

                  (3) LIMITATIONS ON PAYMENT IN NOTE SHARES. (a) Borrower shall have no right to pay in Note Shares any amounts in respect of principal outstanding under the Loan and accrued interest in respect thereof to the extent that the number of such Note Shares, calculated pursuant to Section 3 of the Note, would, when added to all other shares of Common Stock of Borrower then owned by Lender or issuable to Lender pursuant to the terms of any convertible securities of Borrower then owned by Lender, cause Lender to own, in the aggregate, shares of Common Stock equal to more than 15% of Borrower's issued and outstanding Common Stock plus the Note Shares so contemplated to be issued, calculated at the time such payment in Note Shares is contemplated. In such event, then Borrower shall pay in Note Shares only up to such amount as, in Lender's good faith opinion, based on the advice of legal counsel, would not exceed 15% of Borrower's issued and outstanding Common Stock plus the Note Shares so issued unless Lender elects, in its sole discretion, to receive payment of the entire amount due under the Loan in Note Shares, notwithstanding the foregoing limitation on repayment in Note Shares. Any remaining balance payable to Lender in respect of the Loan shall be paid in immediately available funds. (b) Borrower may make payments in Note Shares only to the extent that Borrower then has in reserve and available sufficient of its authorized but unissued shares of Common Stock to effect such payment in Note Shares.

            B. INTEREST ON LOAN. Interest shall accrue on the sum of the daily unpaid principal balance of the Loan outstanding on each day in lawful money of the United States of America from the Effective Date until all such principal amounts shall have been paid in full, which interest shall accrue at a rate equal to eight percent (8%) per annum. Interest shall be compounded quarterly and computed at the above rate on the basis of the actual number of days elapsed year of 365 days; provided, however, that in no event shall Borrower be bound to pay for the use or forbearance of the money loaned pursuant hereto, interest of more than the maximum rate permitted by law to be charged by Lender; the right to demand any such excess being hereby expressly waived by Lender. All accrued and unpaid interest attributable to the principal amount of the Loan then being paid shall be payable concurrently with such payment of principal, whether in connection with any prepayment, on the Maturity Date or otherwise.

            C. USE OF PROCEEDS. The Loan may only be used for the generation and phenotypic analysis of knock-out mice and Over-Expression Mice for Project Genes (as such terms are defined in the Collaboration Agreement).

      3. DELIVERY AND APPLICATION OF PAYMENTS. Payment to Lender of all amounts due hereunder shall be made in immediately available funds on the date when due by wire transfer to a deposit account of Lender in accordance with the wire transfer instructions set forth beneath Lender's signature to this Agreement (as the same may be amended by written notice from Lender to Borrower). Payment to Lender of all amounts due hereunder payable in Note Shares shall be made by delivery of an appropriate stock certificate within two business days after the Maturity Date (in the case of a payment pursuant to Section 2.A.(l)) or two business days after the effective date of an election by Borrower to prepay (in the case of a prepayment pursuant to Section 2.A.(2)), to the office of Lender at I DNA Way, South San Francisco, California 94080,
Attention: Treasurer, or at such other place as may be designated in writing by Lender from time to time. If any payment date falls on a day that is not a business day, the payment due date shall be extended to the next business day. Any payment or prepayment received or deemed received in respect of the Loan shall be applied first, to accrued and unpaid interest, and then, to the outstanding principal balance of the Note.

      4. BORROWER REPRESENTATIONS AND COVENANTS. Borrower hereby represents, warrants and covenants to Lender as follows:

            A. AUTHORITY. Borrower has full right, power, authority and capacity to enter into this Note Agreement and the Note (collectively, the "Loan Documents") and to consummate the transactions contemplated hereby and thereby. Upon due execution and delivery by Borrower, the Loan Documents will constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

            B. GOOD STANDING. Borrower is qualified to do business and is in good standing in the State of Delaware and each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of Borrower and its subsidiaries, taken as a whole.

            C. CONSENTS. The execution and delivery of the Loan Documents, and performance by Borrower of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Borrower. No consent, approval, order or authorization of any federal, state or local governmental authority on the part of Borrower is required in connection with the consummation of the transactions contemplated by this Note Agreement.

            D. COMPLIANCE WITH SECURITIES LAWS. Assuming the accuracy of the representations made by Lender in Section 5 hereof, the Note Shares issuable upon conversion of any portion of the Note will be issued to Lender in compliance with (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the registration and qualification requirements of all applicable securities laws of the states of the United States or (ii) applicable exemptions therefrom.

            E. NO CONFLICTS. The execution and delivery by Borrower of the Loan Documents and consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of Borrower or any material judgment, order, writ, decree, statute, rule or regulation applicable to Borrower; (ii) violate any provision of, or result in the breach of, any material mortgage, indenture, agreement, instrument, contract, judgment or decrees to which Borrower is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Borrower or the suspension, revocation or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties.

            F. DISCLOSURE. No representation or warranty of Borrower contained in the Loan Documents, the Collaboration Agreement or any other documents, certificate or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein nor misleading. To the best of Borrower's knowledge, there is no fact known to Borrower that materially adversely affects the business, operations, property, assets, condition or prospects of Borrower that has not been disclosed in any filing with the Securities and Exchange Commission.

      5. LENDER REPRESENTATIONS AND COVENANTS. Lender hereby represents, warrants and covenants to Borrower as follows:

            A. AUTHORITY. Lender has full right, power, authority and capacity to enter into this Note Agreement and to consummate the transactions contemplated hereby. Upon due execution and delivery by Lender, this Note Agreement will constitute a legal, valid and binding obligation of Lender enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

            B. INVESTMENT EXPERIENCE; INVESTMENT INTENT; ETC. (i) Lender is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Note and the Note Shares that may be issued in payment thereof (collectively, the "Securities"); (ii) Lender has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities; (iii) Lender is acquiring the Securities in the ordinary course of its business and for its own account solely for investment and with no present intention of distributing any of such Securities, except in accordance with an effective Registration Statement or otherwise pursuant to an available exemption from registration under the Securities Act, and no arrangement or understanding exists with any other person regarding the distribution of such Securities; (iv) Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Securities except in compliance with the Securities Act, and the rules and regulations promulgated thereunder; and (v) Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

            C. LENDER UNDERSTANDING AND AGREEMENTS. Lender acknowledges and agrees that it will acquire the Securities being purchased by it in transactions not involving a public offering and that such Securities are subject to certain restrictions as to resale under the federal and state Securities laws. Lender agrees and understands that each certificate representing Note Shares issued in payment of the Note delivered on transfer of or in substitution for any such certificate, shall bear a legend in substantially the following form:

                  THE SECURiTIES REPRESENTED BY THIS CERTIFICATE
                  ARE SUBJECT TO RESTRICTIONS IMPOSED BY THE

                  SECURITIES ACT OF 1933, AS AMENDED, AND
                  APPLICABLE STATE SECURITIES LAW. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS.

      Lender agrees that it will not sell, pledge, assign, transfer or otherwise dispose (collectively, "Transfer") of any Securities unless the Transfer will be made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and pursuant to an exemption from any applicable state securities laws or an effective registration or other qualification under any applicable state securities laws.

            D. CONSENTS. The execution and delivery of this Note Agreement, and performance by Lender of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Lender.

      6. CONDITIONS TO MAKING OF LOAN. Lender's obligation to make the Loan to Borrower under the Loan Documents is subject to satisfaction of each of the following conditions as of the date the Loan is to be made, any of which may be waived in whole or in part by Lender:

            A. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Borrower in Section 4 hereof shall be true and correct as of the date the Loan is to be made, except that to the extent any representation or warranty is made as of a specified date, it shall have been true and correct as of such date.

            B. NO DEFAULTS. No Event of Default or event which, with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing under the Loan Documents, and no breach shall have occurred and be continuing under the Collaboration Agreement.

      7. SUBORDINATION. The indebtedness evidenced by the Note is hereby subordinated, only in right of payment to the prior payment of (a) the indebtedness of Borrower outstanding as of the date of this Note Agreement to banks or commercial finance or other lending institutions regularly engaged in the business of lending money, whether or not secured ("Senior Indebtedness") and (b) any indebtedness or debentures, notes or other evidences of indebtedness issued in exchange for Senior Indebtedness.

      8. DEFAULT AND REMEDIES. The occurrence of any one or more of the following shall constitute an "Event of Default": (a) default in the payment of any obligation by Borrower under the Note within five (5) business days after the date the same became due and payable; (b) any representation or warranty made by Borrower in Section 4 of this Note Agreement shall prove to have been untrue in any material respect when made or deemed made; (c) except for any failure to pay as described in clause (a) above, breach of any covenant contained in the Loan Documents if such breach shall not have been cured to the reasonable satisfaction of Lender within sixty (60) days after Borrower shall have received written notice thereof from Lender; (d) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (e) an involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property, of Borrower (provided that no Loan will be made prior to the dismissal of such proceeding); (f) Lender terminates the Collaboration Agreement pursuant to Article 10.2 of the Collaboration Agreement; or (g) failure to pay when due any amount in respect of Senior Indebtedness, or occurrence of any other default in respect of Senior Indebtedness that pursuant to which the holder thereof accelerates the due date thereof. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, upon notice to Borrower, do any one or more of the following: (i) terminate its obligation to make the Loan to Borrower as provided in Section 2 hereof if such Loan has not yet been made; provided that in the case of an Event of Default pursuant to clause (d) or (e) above, Lender's obligation to make the Loan to Borrower as provided in Section 3 hereof shall automatically terminate, without notice to Borrower, if such Loan has not yet been made; (ii) declare all sums evidenced hereby immediately due and payable; provided that in the case of an Event of Default pursuant to clause (d) or (e) above, all sums evidenced hereby shall be automatically and immediately due and payable, without notice to or demand on Borrower; or (iii) exercise any remedies of an unsecured creditor under applicable law.

      9. GOVERNING LAW. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

      10.   MISCELLANEOUS PROVISIONS.

            A. Nothing herein shall in any way limit the effect of the conditions set forth in any other security or other agreement executed by Borrower, but each and every condition hereof shall be in addition thereto.

            B. No failure or delay on the part of Lender, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof.

            C. All rights and remedies existing under this Note Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            D. All headings and captions in this Note Agreement and any related documents are for convenience only and shall not have any substantive effect.

            E. This Note Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Lender.

            F. Neither party shall assign any of its rights or obligations hereunder except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning party; (b) to any wholly-owned Affiliate of such party; provided, however, that such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Note Agreement; or (c) with the prior written consent of the other party (in its sole discretion). This Note Agreement shall be binding upon the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this section shall be null and void.

                            (Signature page follows)

      IN WITNESS WHEREOF, the parties hereto have caused this Note Agreement to be executed as of the date first written above.

LENDER:                                    BORROWER:

GENENTECH, INC.,                           LEXICON GENETICS INCORPORATED,
a Delaware corporation                     a Delaware corporation

By:  ________________________________      By: _________________________________
                                           Name: _______________________________
Name: Thomas T. Thomas                     Title: ______________________________

Title: Treasurer

Wire Transfer Instructions:                Wire Transfer Instructions:

Account Name:   Genentech, Inc.
Account Number: 040-1699
Bank Name:      Mellon Bank, Pittsburgh, PA
ABA Number:     043-000-261

                                    EXHIBIT A

                       FORM OF CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO RESTRICTIONS IMPOSED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS.

                           CONVERTIBLE PROMISSORY NOTE

$4,000,000.00                                                          [DATE]

      FOR VALUE RECEIVED, LEXICON GENETICS INCORPORATED, a Delaware corporation ("Borrower"), hereby promises to pay to the order of GENENTECH, INC., a Delaware corporation ("Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of $4,000,000.00 or such lesser amount as shall have been advanced by Lender and shall remain outstanding (the "Loan"), together with accrued and unpaid interest thereon, due and payable on the date and in the manner set forth below.

      This Convertible Promissory Note ("Note") is the note referred to in and is executed and delivered in connection with the Note Agreement dated as of December 17, 2002, between Borrower and Lender (the "Note Agreement"). Additional rights and obligations of Lender and Borrower are set forth in the Note Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Note Agreement.

      1. MATURITY DATE. Subject to Section 3 below, all amounts payable hereunder shall be due and payable on the Maturity Date. This Note may be, prepaid in whole or in part at any time without penalty, in accordance with the terms of the Note Agreement.

      2. INTEREST RATE AND PAYMENT. Borrower further promises to pay interest on the outstanding Loan amount, which interest shall accrue from the date hereof and shall be added to the principal balance of the Loan. Interest shall accrue on the sum of the daily unpaid principal balance of the Loan outstanding on each day in lawful money of the United States of America, from the Effective Date until all such principal amounts shall have been paid in full, which interest shall accrue at a rate equal to eight percent (8%) per annum. Interest shall be compounded quarterly and computed at the above rate on the basis of the actual number of days elapsed year of 365 days; provided, however, that in no event shall Borrower be bound to pay for the use or forbearance of the money loaned pursuant hereto, interest of more than the maximum rate permitted by law to be charged by Lender; the right to demand any such excess being hereby expressly waived by Lender. All accrued and unpaid interest attributable to the principal amount of the Loan then being paid shall be payable concurrently with such payment of principal, whether in connection with any prepayment, on the Maturity Date or otherwise.

      3. PAYMENT. At Borrower's sole option and subject to the limitations contained in Section 2.A.(3) of the Note Agreement, (a) on the Maturity Date, the outstanding principal balance of, and accrued interest on, this Note shall be payable in (i) shares of Borrower's Common Stock, (ii) immediately available funds, or (iii) a combination of Common Stock and immediately available funds; and (b) on any date upon which Borrower desires to prepay all or any portion of the outstanding principal balance of, and accrued interest on the amount so prepaid, such prepayment shall be payable in (i) Common Stock, (ii) immediately available funds, or (iii) a combination of Common Stock and immediately available funds. The number of shares of Common Stock which shall be issuable to make any payment under this Note, including, without limitation, any optional prepayment amount, which may be made by Borrower shall be determined by dividing the amount of such payment by the Fair Market Value. "Fair Market Value" shall mean the average of the closing prices for Borrower's Common Stock as reported in The Wall Street Journal (Western Edition) for the twenty (20) trading days immediately preceding the Maturity Date or the date upon which an optional prepayment amount is paid, as the case may be.

            A. MECHANICS AND EFFECT OF PAYMENT IN COMMON STOCK. No fractional shares of Common Stock shall be issued in payment of this Note. In lieu of Borrower issuing any fractional shares to Lender upon payment of this Note (or any amount thereof) in Common Stock, Borrower shall pay to Lender in cash the amount of any such payment that is not so paid in Common Stock, such payment to be in the form provided below. Upon payment of this Note in full pursuant to this Section 3, Lender shall surrender this Note, duly endorsed, at the principal office of Borrower. The payment in Common Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note or the date any optional prepayment amount is paid, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such payment shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Borrower shall, in accordance with Section 2 of the Note Agreement, issue and deliver to Lender at such principal office a certificate or certificates for the number of shares of Common Stock to which Lender shall be entitled upon such payment bearing such legends as are required by applicable state and federal securities laws and pursuant to Section S.C. of the Note Agreement, together with any other securities and property to which Lender is entitled upon such payment under the terms of this Note, including a check payable to Lender for any cash amounts payable as described above.

      4. SUBORDINATION. The indebtedness evidenced by this Note is hereby subordinated, only to the extent set forth in Section 7 of the Note Agreement, in right of payment to the prior payment of the Senior Indebtedness.

      5. PLACE OF PAYMENT. All amounts payable hereunder shall be payable in accordance with terms of the Note Agreement, unless otherwise specified in writing by Lender.

      6. APPLICATION OF PAYMENTS. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

      7. DEFAULT. The occurrence of an "Event of Default" under and as defined in the Note Agreement shall constitute an "Event of Default" hereunder. Upon the occurrence of an Event of

Default, Lender shall have such rights and remedies as are provided under the Note Agreement or by law.

      8. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

      9. SUCCESSORS AND ASSIGNS. Subject to the limitations of Section 10.F. of the Note Agreement, the provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

                                 BORROWER:

                                 LEXICON GENETICS INCORPORATED

                                 By: ___________________________________________

                                 Printed Name: _________________________________

                                 Title: ________________________________________